UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Citi Trends, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

104 Coleman Boulevard

Savannah, Georgia 31408

(912) 236-1561

May 8, 2024

Dear Citi Trends Stockholders,

You are cordially invited to attend the annual meeting of stockholders of Citi Trends, Inc. to be held at 9:00 a.m., Eastern Time, on June 20, 2024. We will conduct our Annual Meeting in a virtual format, via live audio webcast at www.virtualshareholdermeeting.com/CTRN2024. We have designed the format of the virtual meeting so that stockholders have the same rights and opportunities to vote and participate as they would have at a physical meeting. The formal notice of annual meeting appears on the next page.

In addition to the formal items of business to be brought before the meeting, we will be pleased to report on the affairs of the Company.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the virtual annual meeting, it is important that your shares be represented and voted at the meeting. Please act as soon as possible to vote your shares. You may vote your shares on the internet, by telephone or, if you received a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. You may also vote your shares online during the annual meeting.

On behalf of the board of directors and management, it is my pleasure to express our appreciation for your continued support.

Very truly yours,

Peter R. Sachse
Executive Chairman of the Board of Directors

Citi Trends, Inc.

104 Coleman Boulevard

Savannah, Georgia 31408

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 20, 2024

To Citi Trends Stockholders:

You are cordially invited to attend the virtual annual meeting of stockholders of Citi Trends, Inc., a Delaware corporation, which will be held on June 20, 2024, at 9:00 a.m., Eastern Time. This will be a virtual meeting only, via live audio webcast at www.virtualshareholdermeeting.com/CTRN2024. Please note that there is no in-person annual meeting for you to attend.

The Annual Meeting is being held for the following purposes:

1.	To elect the nine nominees named in the proxy statement to the board of directors to serve as directors whose terms will expire at the 2025 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.	To vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in the proxy statement;
3.	To approve an amendment to our 2021 Incentive Plan to increase the number of shares available by 450,000;
4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2025; and
5.	To transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on April 22, 2024, the record date for the Annual Meeting.

To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/CTRN2024 and enter your 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card.

On May 8, 2024, we expect to release the proxy materials to our stockholders and to send these stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our fiscal 2023 Annual Report, and how to vote through the Internet or by telephone. All stockholders who do not receive the Notice of Internet Availability of Proxy Materials will receive a paper copy of our proxy materials by mail.

YOUR VOTE IS IMPORTANT. Regardless of whether you plan to attend the virtual-only meeting, please take a few minutes now to vote your shares as described in the Notice of Internet Availability of Proxy Materials or your proxy card so that your shares may be represented and voted at the Annual Meeting. If you are a beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee. Regardless of the number of shares you own, your presence by proxy is helpful to establish a quorum and your vote is important.

By Order of the Board of Directors,

David N. Makuen
Chief Executive Officer
May 8, 2024

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on June 20, 2024: The Proxy Statement and our 2023 Annual Report are available at https://ir.cititrends.com/annual-meeting

2024 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide an overview of the items presented in this proxy statement. We encourage you to read the entire proxy statement for more information about these topics prior to voting at the 2024 annual meeting of stockholders.

Annual Meeting of Stockholders

Time and Date:	June 20, 2024; 9:00 a.m. Eastern Time
Means:

Via live audio webcast at www.virtualshareholdermeeting.com/CTRN2024. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form to participate in the virtual Annual Meeting. You may view the Annual Meeting without the control number.

Record Date:	Stockholders as of the close of business on April 22, 2024 are entitled to vote.
Attendance:	Please see the instructions on page 7 of this proxy statement.

Meeting Agenda and Voting Matters

		Board's Voting	Page
Proposal		Recommendation	Reference
1	Election of Directors	FOR ALL nominees	11
2	Advisory Vote to Approve Executive Compensation	FOR	48
3	Approval of an amendment to the 2021 Incentive Plan to increase the number of shares available by 450,000	FOR	49
4	Ratification of Independent Registered Public Accounting Firm Appointment	FOR	60

– PROPOSAL 1 –

Current Directors & Director Nominees for Election

Current Director Name and		Director			Other Current
Principal Position	Age	Since	Independent	Committees	Public Co. Boards
Jonathan Duskin	56	2017	Yes	FC (Chair), AC, CC, CSRC	0
Brian P. Carney*	63	2007	Yes	AC (Chair), CC, FC	0
David N. Makuen	56	2020	No	—	0
Peter R. Sachse	66	2019	No	—	0
Kenneth D. Seipel	63	2019	Yes	NCGC (Chair), AC, FC	0
Laurens M. Goff*	51	2013	Yes	CC (Chair), NCGC	0
Margaret L. Jenkins	72	2017	Yes	CSRC (Chair), NCGC	1
Christina Francis*	55	2021	Yes	CC, CSRC	0
Cara Robinson Sabin	54	2021	Yes	AC, NCGC	0

*Retiring June 20, 2024

Director Nominee Name and		Director			Other Current
Principal Position	Age	Since	Independent	Proposed Committees	Public Co. Boards
Jonathan Duskin	56	2017	Yes	FC (Chair), AC, CC	0
David Heath	70	—	Yes	CC, NCGC	0
David N. Makuen	56	2020	No	—	0
Peter R. Sachse	66	2019	No	—	0
Kenneth D. Seipel	63	2019	Yes	AC (Chair), CC, FC	0
Charles Liu	49	—	Yes	AC, FC	0
Margaret L. Jenkins	72	2017	Yes	NCGC (Chair), AC	1
Michael Kvitko	63	—	Yes	NCGC, FC	0
Cara Robinson Sabin	54	2021	Yes	CC (Chair), NCGC	0

AC: Audit Committee CC: Compensation Committee FC: Finance Committee NCGC: Nominating and Corporate Governance Committee CSRC: Corporate Social Responsibility Committee

The Board anticipates incorporating the CSRC into the NCGC.

Attendance:	Each director nominee who is currently a Board member attended at least 80% of the eligible board and committee meetings in 2023.

Corporate Governance Highlights:

Board of Directors:

•

Board composed of a super-majority of independent directors

•

Separate roles for Chairman and Chief Executive Officer

•

Annual election of directors

•

Majority voting standard for uncontested director elections

•

Diverse board of directors in terms of background, professional experience and skills

•

Recent board refreshment with seven new directors since 2018

•

Average tenure of our board of directors nominees will be ~3.5 years if elected

•

Independent directors meet regularly in executive session without management present

•

Committees composed entirely of independent directors

•

Annual self-evaluations for board of directors and committees

●
Risk oversight by full board of directors and committees

Stockholder Interest:

•

Majority voting standard for uncontested director elections

•

Annual advisory vote to approve executive compensation

•

Annual vote to ratify independent auditors

•

Company policy against hedging, short-selling and pledging by directors, officers and employees

Corporate Social Responsibility Highlights:

•

Corporate Social Responsibility Committee of our board of directors oversees the Company’s policies, initiatives and strategies with respect to environmental, social and governance matters

•

CITIcares (“cares” – Citi Trends Against Racism Employee Solutions) Council

•

The Company is publishing its first Corporate Social Responsibility Report this Spring

– PROPOSAL 2 –

Advisory Vote to Approve Executive Compensation

We are requesting that our stockholders approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal was supported by approximately 96%, 98% and 99% of the votes cast in each of 2023, 2022 and 2021, respectively. Please see the Compensation Discussion and Analysis, Summary Compensation Table, and other tables and disclosures beginning on page 29 of this proxy statement for a full discussion of our executive compensation program. Below are a few highlights of compensation governance practices.

Our Executive Compensation Practices (What We Do):

•

Stock ownership guidelines have been adopted for the Company’s executive officers.

•

A compensation clawback policy is applicable to the Company’s executive officers.

•

A significant portion of named executive officer compensation is performance-based.

Executive Compensation Practices Not Implemented (What We Don’t Do):

•

No excise tax gross-ups are provided.

•

Executive officers are not permitted to engage in certain transactions such as puts, calls or other derivatives relating to the Company’s securities.

•

We have never repriced underwater stock options.

•

We do not pay dividends on unvested stock awards.

• The Compensation Committee reviews “tally sheets” to understand total compensation calculations in connection with making compensation decisions.

– PROPOSAL 3 –

Approval of an Amendment to the 2021 Incentive Plan to Increase the Number of Shares Available by 450,000

We are requesting that our stockholders approve an amendment to the 2021 Incentive Plan to increase the number of shares available by 450,000 in order to enable the Company to continue making equity compensation grants that will serve as incentives to recruit and retain key employees and qualified directors, and to continue aligning the interests of its employees and directors with stockholders.

– PROPOSAL 4 –

Ratification of Independent Registered Public Accounting Firm Appointment

We are requesting that our stockholders ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2025. The following table shows the fees billed for audit and other services provided to the Company by Deloitte & Touche LLP for fiscal 2023 and 2022:

Type of Fees	2023	2022
Audit Fees (1)	$885,000	$1,015,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$885,000	$1,015,000

(1)	Audit fees include amounts billed to us related to the annual audit of our financial statements and interim reviews of the quarterly financial statements filed for fiscal 2023 and 2022.

CITI TRENDS, INC.
104 Coleman Boulevard
Savannah, Georgia 31408

PROXY STATEMENT

Annual Meeting of Stockholders
to be held on June 20, 2024

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation by the board of directors of Citi Trends, Inc. of proxies to be voted at the annual meeting of stockholders on June 20, 2024. This proxy statement, the accompanying form of proxy card and the annual report to stockholders are first being made available to our stockholders on or about May 8, 2024.

The principal executive offices of Citi Trends, Inc., a Delaware corporation, are located at 104 Coleman Boulevard, Savannah, Georgia 31408, and our telephone number is (912) 236-1561.

The terms “Citi Trends” and the “Company” (as well as the words “we,” “us” and “our”) refer to Citi Trends, Inc. References to “you” or “your” refer to our stockholders.

In this section of the proxy statement, we answer some common questions regarding the annual meeting of stockholders and the voting of shares of common stock at the meeting.

When and how will the virtual-only annual meeting be held?

The annual meeting will be held on Thursday, June 20, 2024 at 9:00 a.m., Eastern Time. The annual meeting will be a completely virtual meeting, which will be conducted via live webcast. You will not be able to attend the meeting in person. Please be assured that you will be afforded the same rights and opportunities to participate in the virtual meeting as you would at an in-person meeting, including the ability to vote your shares electronically and submit questions to be addressed during the meeting.

You will be able to attend the annual meeting online by visiting www.virtualshareholdermeeting.com/CTRN2024 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions obtained in the manner prescribed by your nominee. If you lose your control number, you may join the annual meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders.

Why did I receive a Notice of Internet Availability of Proxy Materials but no proxy materials?

As permitted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our Annual Report on Form 10-K available to most of our stockholders electronically via the internet, instead of mailing printed copies. The Notice of Internet Availability of Proxy Materials contains instructions on how to access this proxy statement and our Annual Report on Form 10-K and how to vote online or submit your proxy over the internet or by telephone. We will mail printed copies of the full set of proxy materials to the rest of our stockholders. If you receive the Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you follow the instructions contained on the Notice of Internet Availability of Proxy Materials for requesting such materials.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice of Internet Availability of Proxy Materials or set of proxy materials, please submit your proxy by phone, via the internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

What can I vote on at the annual meeting?

The matters scheduled to be voted on at the annual meeting are as follows:

(1)	The election of the nine nominees named in this proxy statement to our board of directors to serve as directors and hold office until the annual meeting of stockholders in 2025 and until their successors are duly elected and qualified (“Proposal 1”);
(2)	A non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement (“Proposal 2”);
(3)	Approval of an amendment to our 2021 Incentive Plan to increase the number of shares available by 450,000 (“Proposal 3”);
(4)	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2025 (“Proposal 4”).

How does the board of directors recommend that I vote?

The board of directors unanimously recommends that you vote your shares (i) “FOR ALL” of the board of directors’ nominees named in this proxy statement to be elected to the board of directors, (ii) “FOR” the approval of the non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement, (iii) ) “FOR” the approval of an amendment to our 2021 Incentive Plan to increase the number of shares available by 450,0000, and (iv) “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2025.

Who can vote?

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on April 22, 2024, the record date for determining the stockholders who are entitled to vote at the annual meeting. As of the close of business on April 22, 2024, there were a total of 8,536,716 shares of our common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own. Holders of shares of common stock do not have cumulative voting rights.

What is the required vote for approval of each proposal?

In an uncontested election, nominees for director are elected by a majority of the votes cast at the annual meeting with respect to that director. That means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” In accordance with our bylaws and Corporate Governance Guidelines, the latter of which is available on our website at http://www.cititrends.com, each director submits an advance, contingent, irrevocable resignation that the board of directors may accept if stockholders do not re-elect that director. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the board of directors about whether to accept or reject the resignation, or whether to take other action instead. Within 90 days from the date that the election results were certified, the board of directors would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.

Approval of the non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement, approval of the amendment to our 2021 Incentive Plan and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm each requires the affirmative vote of a majority of the votes cast at the annual meeting.

How many votes must be present to hold the annual meeting?

We will hold the annual meeting of stockholders if the number of shareholders representing the required quorum of shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting virtually. One-third of the shares of common stock outstanding and entitled to vote at the meeting, present at the virtual meeting or by proxy, will constitute a quorum. Abstentions and broker non-votes (described below) will be treated as present for purposes of establishing a quorum.

How do I vote?

If you received a Notice of Internet Availability of Proxy Materials, that notice provides instructions on how to vote by internet, by telephone or by requesting and returning a paper proxy card. You may submit your proxy voting instructions via the internet or telephone by following the instructions provided in the notice. The internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions are properly recorded. If your shares are held in the name of a bank or a broker, the availability of internet and telephone voting will depend on the voting processes of the bank or broker. Therefore, we recommend that you follow the instructions on the form you receive. If you received a printed version of the proxy materials by mail, you may vote by following the instructions provided with your proxy materials and on your proxy card.

Although we encourage you to vote by proxy over the internet or by telephone prior to the annual meeting to ensure that your vote is counted, you can attend the virtual only annual meeting and vote your shares electronically if you are a stockholder of record on the record date by visiting www.virtualshareholdermeeting.com/CTRN2024 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions obtained in the manner prescribed by your nominee. If your shares are held in “street name,” then you may vote your shares electronically at the virtual annual meeting only if you have a legal proxy from the entity that holds your shares giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote the shares it holds in its name.

How will your shares be voted?

If you properly complete your proxy card and send it to the Company prior to the vote at the annual meeting, or submit your proxy electronically by internet or by telephone before voting closes, your proxy (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the board of directors: (i) “FOR” each of the nominees named in this proxy statement to serve as directors until the 2025 annual meeting of stockholders and until their respective successors are duly elected and qualified, (ii) “FOR” the approval of the compensation of our named executive officers for 2024, (iii) “FOR” the approval of the amendment to our 2021 Incentive Plan to increase the number of shares available by 450,000, and (iv) “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2025.

What if other matters come up at the annual meeting?

The only matters on which we know will be voted at the annual meeting are the proposals we have described in this proxy statement: Proposal 1 (election of directors), Proposal 2 (“say-on-pay”), Proposal 3 (approval of an amendment to the 2021 Incentive Plan) and Proposal 4 (ratification of the appointment of Deloitte & Touche LLP). If other matters are properly presented at the annual meeting, the designated proxies will vote your shares in their discretion.

Can I change my mind and revoke my proxy?

Yes, so long as you are the record holder. To revoke a proxy given pursuant to this solicitation, you must:

●	change your vote via the internet or by telephone at a later date. To be effective, your vote must be received before 11:59 p.m., Eastern Time, on June 19, 2024, the day before the annual meeting;
●	provide us with a written notice of revocation dated later than the date of the proxy, which should be delivered to Citi Trends, Inc. attn: Corporate Secretary, 104 Coleman Blvd, Savannah, Georgia 31408, at or before the annual meeting; or
●	attend the virtual annual meeting and vote your shares electronically — note that virtual attendance at the annual meeting will not revoke a proxy if you do not actually vote at the annual meeting.

If you hold shares in “street name,” you should contact your broker, bank or other nominee regarding any change in voting instructions.

What is the difference between a “stockholder of record” and a “beneficial owner of shares held in street name?”

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.

What happens if I do not return a proxy or do not give specific voting instructions?

If you are a stockholder of record and you do not vote via the internet, by telephone or by mail, your shares will not be voted unless you attend the virtual annual meeting to vote them electronically. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

If you hold your shares in “street name” and do not provide voting instructions to your broker, your broker will have the discretionary authority to vote your shares only on proposals that are considered “routine.” The only proposal at the annual meeting that is considered routine is the ratification of the appointment of our independent registered public accounting firm. All of the other proposals are considered “non-routine,” which means that your broker will not have the discretionary authority to vote your shares with respect to such proposals. Shares for which you do not provide voting instructions and for which a broker lacks discretionary voting authority are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of establishing a quorum, but whether they are counted for the purpose of voting on proposals depends on the voting standard for the particular proposal.

Abstentions and broker non-votes will have no effect on the outcome of Proposal 1 (election of directors), Proposal 2 (“say-on-pay”), Proposal 3 (approval of an amendment to the 2021 Incentive Plan) or Proposal 4 (ratification of the appointment of Deloitte & Touche LLP). No broker non-votes are expected in connection with Proposal 4.

What if during the check-in time or during the annual meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting login page.

Who will count the votes?

Broadridge will tabulate the votes.

Can I ask questions at the annual meeting?

Stockholders as of the record date or holders of valid proxies may submit questions online on the day of the annual meeting, beginning shortly before the start of the annual meeting at 8:45 a.m. Eastern Time, and during the annual meeting, by logging in with the 16-digital control number at www.virtaulshareholdermeeting.com/CTRN2024. If you lose your control number, you may join the annual meeting as a “Guest” but you will not be able to ask questions.

Our moderators will review questions received. We will answer questions during the virtual annual meeting that are pertinent to the Company as time permits. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered at once.

If we are unable to answer your question during the annual meeting due to time constraints, you are encouraged to contact our Investor Relations department at CitiTrendsIR@icrinc.com.

Who pays for the Company’s solicitation of proxies?

We will reimburse brokerage houses, banks and other custodians or nominees holding shares in their names for others for the cost of forwarding the Company’s proxy materials to beneficial owners. In addition, our directors, officers and employees may solicit proxies on our behalf in person, by telephone, by Internet or by other means of communication. None of these persons will receive any additional compensation for soliciting proxies.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors: Brian P. Carney, Jonathan Duskin, Christina Francis, Laurens M. Goff, Margaret L. Jenkins, David N. Makuen, Cara Robinson Sabin, Peter R. Sachse and Kenneth D. Seipel. In accordance with the Company’s bylaws and certificate of incorporation, our board determines the number of directors on our board, but such number cannot be less than five or more than nine.

Our board of directors has nominated nine persons for election as directors to serve a one-year term expiring at the annual meeting of stockholders held in 2025 or until an earlier resignation or retirement or until their successors are elected and qualified to serve. Brian P. Carney, Laurens M. Goff and Christina Francis are retiring as directors on June 20, 2024, and are not nominated for election. It is intended that the persons named as proxies on the proxy card will vote to elect the nominees listed below unless otherwise directed or unless authority to vote is withheld.

The following nominees have consented to be named in this proxy statement, stand for election and serve as directors if elected: Jonathan Duskin, Margaret L. Jenkins, David N. Makuen, Cara Robinson Sabin, Peter R. Sachse, Kenneth D. Seipel, David A. Heath, Chaoyang (Charles) Liu and Michael S. Kvitko. Messrs. Heath, Liu and Kvitko have been nominated by the board of directors pursuant to the terms of a Cooperation Agreement between the Company and Fund 1 Investments, LLC (the “Cooperation Agreement”). If any nominee named herein is unable to serve or for good cause will not serve as a director at the annual meeting, it is intended that shares represented by the proxy card will be voted for the election of the other nominees named below and may be voted for any substitute nominee designated by our board of directors consistent with the Cooperation Agreement or, in lieu thereof, our board of directors may reduce the number of directors in accordance with the Company’s Third Amended and Restated Bylaws.

Nominees for Election as Directors

Jonathan Duskin. Mr. Duskin, age 56, has served as a director since 2017 and is Chairperson of the Finance Committee and a member of the Audit Committee, the Compensation Committee and the Corporate Social Responsibility Committee. Since March 2020, Mr. Duskin has served as the lead independent director of our board of directors. Since July 2009, Mr. Duskin has served as the Chief Executive Officer of Macellum Capital Management, LLC, which operates a New York-based pooled investment fund. From 2005 to 2008, Mr. Duskin served as a Managing Director and Partner at Prentice Capital Management, LP, an investment management firm, and from 2002 to 2005, Mr. Duskin served as a Managing Director at S.A.C. Capital Associates LLC, a New York-based hedge fund. From 1998 to 2002, Mr. Duskin served as a Managing Director at Lehman Brothers Inc., an investment bank, and served as Head of Product Management and Chairman of the Investment Policy Committee within the Research Department. Mr. Duskin previously served on the boards of directors of Christopher & Banks Corporation, The Wet Seal, Inc., Whitehall Jewelers, Inc. and Furniture.com Inc.

Mr. Duskin’s considerable business, financial services and retail investment expertise, provision of financial services to a variety of public and private companies, prior service on the boards and committees of public companies and familiarity with the retail industry qualify Mr. Duskin to serve on our board of directors.

Margaret L. Jenkins. Ms. Jenkins, age 72, has served as a director since 2017 and is Chairperson of the Corporate Social Responsibility Committee and a member of the Nominating and Corporate Governance Committee. Ms. Jenkins is a retired executive with extensive background in advertising and marketing, having served as the Chief Marketing Officer of Denny’s restaurants, and was the Chief Marketing Officer of El Pollo Loco restaurants. Ms. Jenkins also held several management positions with Taco Bell Corp. and PepsiCo International Foodservice. Her career in advertising included account management work on brands such as McDonald’s, Sunny Delight Beverages and the Atlantic Richfield Company. Ms. Jenkins was an independent director of PVH Corp., an international apparel manufacturer and retailer, from June 2006 through May 2014. She joined the board of directors of Kohl’s Corp., an omnichannel retailer, in May 2021 and is a member of its audit committee. Ms. Jenkins is the chair of the board of directors of Prisma Health-Upstate, one of the largest health care providers in the Southeast.

Ms. Jenkins’ extensive marketing, advertising and management experience described above, as well as her performance as a director on boards of both public and not-for-profit companies, qualifies her to serve on our board of directors.

David N. Makuen. Mr. Makuen, age 56, has served as a director since 2020. Since March 2020, Mr. Makuen has served as the Chief Executive Officer of the Company. Previously, Mr. Makuen spent over eight years in various positions at Five Below, Inc., a publicly-traded specialty value retailer (“Five Below”), including as Executive Vice President, Marketing and E-commerce since September 2019, as Executive Vice President, Marketing and Strategy from November 2017 to August 2019, and as Senior Vice President, Marketing from 2011 to 2017. Prior to his work with Five Below, Mr. Makuen was the owner and President of Fresh Life

Foods, LLC, a food service business, from 2009 to 2011. Previously, Mr. Makuen served as Vice President, Marketing for Eddie Bauer, LLC, a clothing retailer, from 2005 to 2009.

Mr. Makuen’s years of experience in the retail industry and his role as the Chief Executive Officer of the Company make him well qualified to serve on our board of directors.

Cara Robinson Sabin. Ms. Robinson Sabin, age 54, has served as a director since 2021 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee. Ms. Robinson Sabin has more than 20 years of general management, business strategy, marketing, digital and innovation experience. She’s the former CEO of Beauty and Wellbeing for Unilever, North America. She also served as the CEO of Sundial Brands makers of SheaMoisture. Prior to Unilever, she held various marketing management positions at L’Oreal, Estee Lauder, Johnson & Johnson, and Capital One Financial. Ms. Robinson Sabin serves on the Board of Visitors for Duke University’s Fuqua School of Business; Board of Trustees for the Alvin Ailey Dance Theater; and the Executive Committee and Board of the Ad Council. She is also a member of Delta Sigma Theta Sorority, Inc.

Ms. Robinson Sabin’s substantial general management, business strategy, marketing, digital and innovation experience make her well qualified to serve on our board of directors.

Peter R. Sachse. Mr. Sachse, age 66, has served as a director since 2019. Since March 2020, he has served as the Executive Chairman of our board of directors. He has served as Director at the Sachse Family Fund, an early-stage investor in digital startups since March 2017. Previously, Mr. Sachse spent 34 years in various positions at Macy’s, Inc., including as the Chief Growth Officer from February 2016 until January 2017, Chief of Innovation and Business Development from February 2015 to February 2016, Chief Stores Officer from February 2012 to February 2015 and Chief Marketing Officer from February 2009 to February 2012 (a title which he also held from June 2003 to May 2007). Mr. Sachse was also Chairman and Chief Executive Officer of the macys.com division of Macy’s, Inc. from April 2006 to February 2012. Since February 2024, Mr. Sachse has been the Chief Executive Officer of Tailored Brands Inc., an omnichannel specialty retailer of menswear, and previously served as the Co-Chief Executive Officer from March 2022 to January 2024, after previously serving as the Interim Co-Chief Executive Officer from March 2021 to February 2022, and as a director since February 2021.

Mr. Sachse has served as a director of Mattress Firm since February 2019, and previously served as a director of XO Group Inc., a media and technology company that provides content, tools, products and services for couples who are planning weddings, creating a home, and starting a family, from February 2010 until December 2018 and from October 2006 through April 2007, and as an observer to the board from April 2007 to February 2010. Mr. Sachse also previously served as a director of Charitybuzz Inc., a for-profit internet company that raises funds for nonprofit organizations through online charity auctions with celebrities and brands, from 2012 until 2015. Prior to serving in these roles, Mr. Sachse was President and Chief Operating Officer of The Bon Marché, a department store chain launched in Seattle.

Mr. Sachse’s substantial experience as an executive of companies with significant operations in the online industry, his financial expertise and his extensive experience in the retail industry make him well-qualified to serve on our board of directors.

Kenneth D. Seipel. Mr. Seipel, age 63, has served as a director since 2019 and is Chairperson of the Nominating and Corporate Governance Committee and a member of the Audit Committee and the Finance Committee. He has served as the lead independent director of West Marine Inc., the world’s largest retailer of boating supplies, since August 2021, after previously serving as the Chief Executive Officer from 2019 to 2021. From April 2017 until December 2018, Mr. Seipel served as a Principal of Retail Business Optimization LLC, a consulting firm helping retailers optimize their retail execution. From March 2013 to March 2017, Mr. Seipel served as Chief Executive Officer of Gabriel Brothers Inc., an off-priced retailer selling designer brands and fashions for up to 70% off department and specialty store prices. From March 2011 until February 2013, Mr. Seipel served as President and Chief Operating Officer of Wet Seal Inc. Prior to that, Mr. Seipel served as the President and Chief Merchandise/Marketing Officer of Pamida Discount Stores LLC, a regional discount chain of department stores with more than 175 locations in the United States, from 2009 until 2011. Mr. Seipel also served as Executive Vice President of Stores, Operations and Store Design for the Old Navy division of Gap, Inc., an American clothing brand and chain of more than 1,000 stores in the United States and Canada, from 2003 through 2008. Mr. Seipel also held various merchandising and operations management roles earlier in his career with Target Corporation, a public retailing company and the second largest discount retailer in the United States, Shopko Stores, Inc., a privately-held chain of retail stores, and J. C. Penney Company, Inc., a public corporation which operates a chain of mid-range department stores and catalog sales merchant offices throughout the United States.

Mr. Seipel’s extensive knowledge and senior executive level experience in the retail industry, including the discount apparel market, make him well qualified to serve on our board of directors.

David A. Heath. Mr. Heath, age 70, has served as Principal of Heath & Associates LLC, a consulting company for wholesale and retail companies primarily in Sports and Fitness apparel, footwear and accessories, since May 2009. Prior to that, he served as SVP of Sales for Under Armour, an American sportswear company that manufactures footwear and apparel, from 2015 to 2017. From 1990 to 2009, Mr. Heath held several executive roles at Nike, Inc., including Global Vice President of Sales and Customer Development. Prior to joining, Nike, he worked for Adidas USA. Mr. Heath was also involved in the start-up company, Apex One Inc., until its acquisition by Converse Inc. Mr. Heath has experience serving on boards of directors, including currently serving on the board of directors of Woodbolt Holdings LLC, a provider of health supplements and a subsidiary Nutrabolt LLC. Previously, he served on the boards of directors of Hillerich & Bradsby, owner of the Louisville Slugger Museum & Factory, Barrels & Billets, Bionic Gloves, and Timber Mills, and Broder Bros., Co., a retail apparel and fashion company. Mr. Heath has more than 40 years of experience in the Sports and Fitness Industry related to apparel, footwear, accessories and equipment, including roles in Sales, Marketing and General management, including P&L responsibility.

Mr. Heath’s extensive wholesale and retail background together with his experience as a consultant, gives him keen insight into retailers’ needs from both supplier and operator viewpoints making him well qualified to serve on our board of directors.

Chaoyang (Charles) Liu. Mr. Liu, age 49, brings more than 20 years of experience in end-to-end supply chain management and corporate operations across the retail and consumer products industry. Since October 2021, Mr. Liu has served as the Chief Operating Officer of Away where he is responsible for the end-to-end operation and supply chain functions, including global sourcing, manufacturing, product development, quality control, logistics, transportation, inventory management, allocation, customer service, along with digital, information technology and company ERP implementation. Prior to joining Away, Mr. Liu served as the Chief Operating Officer for Casper from Feb 2021 to Sep 2021 and from April 2018 to Feb 2021, he served as the Vice President of Supply Chain for Walmart eCommerce to deliver relationships and negotiations, inventory, logistics, and customer promise. Before Walmart, he had leadership positions with Shopko, Walgreens, and Ahold Delhaize. Charles received his Bachelor of Science Degree in Computer Science from Wuhan University in China, an MBA and Master of Science in Computer Science from the University of Tennessee.

Mr. Liu’s substantial experience in supply chain management and corporate operations makes him well qualified to serve on our board of directors.

Michael S. Kvitko. Mr. Kvitko, age 63, is an experienced retail leader with broad multi-channel expertise in off-price stores, dollar stores, big box discount stores, and department stores. He most recently spent 6 years as the CEO of Forman Mills, where he and his team modernized the operations of the company and totally transformed the customer shopping experience. Before joining Forman, he was President of Dollar Express, the 330 store carve-out of Family Dollar stores, created by an FTC order, when Dollar Tree acquired Family Dollar. He served previously as EVP and Chief Merchandising & Marketing Officer for both 99¢ Only Stores and Variety Wholesalers, and SVP of Merchandising at Family Dollar, Mervyn’s (a division of Target Corporation) and May Department Stores. He has experience with public, private and private equity-sponsored companies. Mike is well versed in brand management, including both private brand development and direct to-retail licensing, and has extensive global sourcing knowledge in both Softlines and Hardlines.

Mr. Kvitko’s substantial experience as a leader of retail organizations makes him well qualified to serve on our board of directors.

Our board of directors unanimously recommends that stockholders vote “FOR” each of the nominees listed above.

Agreements with Stockholders

On February 28, 2024 (the “Effective Date”), the Company entered into the Cooperation Agreement with Fund 1 Investments, LLC.

Pursuant to the Cooperation Agreement, the Company has appointed each of David Heath, Charles Liu and Michael Kvitko as an observer to the Company’s Board of Directors (the “Board”) to serve as such until the conclusion of the 2024 annual meeting of stockholders; (ii) agreed to nominate each of Messrs. Heath, Liu and Kvitko for election to the Board at the Annual Meeting; and (iii) accepted the retirement, effective as of the conclusion of the Annual Meeting, of three incumbent directors. Brian P. Carney, Laurens M. Goff and Christina Francis are retiring at the conclusion of the Annual Meeting. Pursuant to the Cooperation Agreement, the Company intends to appoint Mr. Heath to the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board and Messrs. Liu and Kvitko to the Finance Committee of the Board, assuming the successful election to the

Board. Fund 1 has certain replacement rights for Messrs. Liu, Kvitko and Heath if certain ownership thresholds are met until the Cooperation Agreement is terminated. From the Effective Date to the Termination Date (as defined below) (the “Standstill Period”), if the Investor satisfies the Minimum Ownership Threshold (as defined in the Cooperation Agreement), the Investor will have replacement rights with respect to the New Directors, which will be subject to the Board’s approval (not to be unreasonably withheld, conditioned or delayed). The Termination Date is the earlier of (i) 30 days prior to the opening of the window for the submission of stockholder director nominations for the Company’s 2025 annual meeting of stockholders and (ii) 150 days prior to the one-year anniversary of the 2024 Annual Meeting (the earlier of (i) and (ii), the “Termination Date”).

The Cooperation Agreement places certain voting and other requirements on the Investor, which are more fully summarized in the 8-K filed by the Company on February 28, 2024, which also contains a link to the entire text of the Cooperation Agreement.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Separate Chairman and CEO

The board has separated the roles of Chairman of the board of directors and Chief Executive Officer (“CEO”) since March 2015. Our board of directors does not have a set policy with respect to such separation, as the board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the board of directors. The board believes this structure and separation of duties provide a balance between the independent directors’ oversight of the business and the CEO’s management of the day-to-day affairs of the business. The Chairman is an effective liaison between the board and senior management and focuses the board on critical business and operational issues. Since March 2020, Mr. Sachse has served as the Executive Chairman of the board of directors.

Lead Independent Director

The Company’s Corporate Governance Guidelines provide for the appointment of a lead independent director at any time when the Chairman is not independent. Our board of directors believes that the appointment of a lead independent director and the use of regular executive sessions of the independent directors, along with the board’s independent committee system and majority-independent composition, allow it to maintain effective oversight of management. Our board of directors recognizes that depending on the circumstances, other leadership models might be appropriate. Accordingly, our board regularly reviews and reassesses its leadership structure.

The Company appointed Mr. Duskin as the lead independent director in March 2020 in connection with the appointment of Mr. Sachse, who is not an independent director, as the Executive Chairman. The lead independent director presides at all meetings of our board of directors at which the Chairman is not present, including executive sessions of the independent directors. Our board has adopted guidelines that provide for the lead independent director to fulfill the following functions:

●	Serve as a liaison, as needed, between the directors and the Chairman of the board of directors;
●	Call meetings of the independent directors, when appropriate;
●	If requested by Company management or stockholders, ensure that he or she is available, as appropriate, for consultation with management and/or direct communication with stockholders;
●	Be the primary point of contact for stockholder communications addressed to independent directors;
●	Recommend the retention of outside advisors who report directly to the board of directors as he or she may determine is necessary or appropriate; and
●	Assist in the annual evaluation of the Chief Executive Officer, and, if an officer other than the Chief Executive Officer is serving as Chairman of the board of directors, such other officer. For the officer serving as Chairman of the board of directors, such evaluation shall include an evaluation of such officer’s effectiveness as Chairman of the board of directors and as an officer of the Company and an annual evaluation of his or her interactions with directors and ability to provide leadership and direction to the full board of directors.

Board Diversity Matrix

Our board of directors is currently comprised of nine individuals selected on the basis of numerous criteria, including business experience, industry knowledge and other fields of significant knowledge, good character, sound judgement, integrity and diversity. We view the effectiveness of our board of directors through both an individual and collective lens and believe that our board of directors is optimized to support and guide the Company. The information included in the table below is current as of April 22, 2024.

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	-	-

Part II: Demographic Background
African American or Black	3	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	-	6	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-
Did Not Disclose Demographic Background	-	-	-	-

(1) Assuming all nominees are elected, the board will consist of 2 individuals who identify as African American or Black females; 1 who identifies as an Asian male; and 6 who identify as White males.

Nomination and Selection of Directors

The Nominating and Corporate Governance Committee identifies and evaluates potential director candidates in a variety of ways. Recommendations may come from current members of our board of directors, professional search firms, members of management, stockholders or other persons. In assessing the qualifications of potential nominees, the Nominating and Corporate Governance Committee may rely on personal interviews or discussions with the candidate and others familiar with the candidate’s professional background, on third-party background and reference checks and on such other due diligence information as reasonably available. The Nominating and Corporate Governance Committee must be satisfied that the candidate possesses the highest professional and personal ethics and values and has broad experience with business-policy-making before it would recommend a candidate as a nominee to our board of directors, and the nominee must meet the following minimum qualifications:

●	demonstrates personal integrity and moral character;
●	shows a willingness to apply sound and independent business judgment for the long-term interests of stockholders of the Company;
●	possesses relevant business or professional experience, technical expertise or specialized skills;
●	exhibits personality traits and background that appear to fit with those of the other directors to produce a collegial and cooperative board responsive to the Company’s needs; and
●	maintains the ability to commit sufficient time to effectively carry out the substantial duties of a director.

Neither the board nor the Nominating and Corporate Governance Committee has a formal diversity policy regarding the consideration of diversity in identifying director candidates; however, the charter for the Nominating and Corporate Governance Committee provides that the committee will review candidates’ experience, integrity, competence, skills, diversity of experience, gender identity, race, ethnicity, sexual orientation and ages, and dedication in the context of the needs of the board. Accordingly, in connection with its evaluation of each candidate, the committee takes into account how all such factors pertaining to a candidate may complement or supplement those skills of other board members. As a result of this process, our board, represents a wide range of business-related experiences, including executive, financial, merchandising, retail operations, distribution, marketing and advertising.

The Nominating and Corporate Governance Committee evaluates nominees submitted by stockholders in the same manner as nominees from other sources. Stockholders may recommend nominees for consideration at the annual meeting by submitting the names and supporting information to the Secretary of the Company at the following address: Stockholder Nominations, Citi

Trends, Inc., 104 Coleman Boulevard, Savannah, Georgia 31408. Such submissions must be delivered or mailed to the Secretary and received not less than 90 calendar days and not more than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. The submission should include a current resume and curriculum vitae of the candidate, a statement describing the candidate’s qualifications and contact information for personal and professional references. The submission must also include certain information about the stockholder who is submitting the nominee and must comply with all of the requirements set forth in the Company’s bylaws.

Majority Voting Policy

In an uncontested election, nominees for director are elected by a majority of the votes cast at the annual meeting with respect to that director. That means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” In accordance with our bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the board of directors may accept if stockholders do not re-elect that director. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the board of directors about whether to accept or reject the resignation, or whether to take other action instead. Within 90 days from the date that the election results were certified, the board of directors would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.

In accordance with our bylaws, in a contested election, nominees for director are elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. An election is “contested” if, as of a date that is 14 days in advance of the date we file our definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the SEC, the number of nominees exceeds the number of directors to be elected. This means that the nominees receiving the highest number of affirmative votes will be elected.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless our board of directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment.

Our board of directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of NASDAQ, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. Our board of directors affirmatively determined that the seven current non-employee directors, Messrs. Carney, Duskin, Goff and Seipel and Mses. Francis, Jenkins and Robinson Sabin are independent and the director nominees Messrs. Heath, Liu and Kvitko are independent.

Retirement Age Policy and Director Tenure

It is the general policy of the Company that any individual older than 75 years of age will be ineligible for a position on the board of directors. Additionally, once a sitting member of the board of directors is over the age of 75, he or she is ineligible for re-nomination at the next annual meeting of stockholders.

The board of directors does not believe it is advisable to limit the number of terms for which an individual may serve as a director. Directors who have served on the board of directors for an extended period of time are able to provide valuable insight into the Company’s business based on their experience and understanding of the Company’s history, policies and objectives. The board of directors believes that it can, as necessary, utilize the nominating process to elect or appoint new directors to obtain new ideas and viewpoints regarding the Company’s business and affairs. An individual director’s repeated nomination is dependent upon such director’s performance evaluation, and a suitability review, both of which are conducted by the Nominating and Corporate Governance Committee. Assuming the election of director nominees, the current average tenure of the board of directors will be ~3.5 years, with seven newly appointed directors since 2018.

Board Risk Oversight

Our management team is responsible for identifying, assessing and managing our exposure to risk, while our board of directors is responsible for providing oversight of risk management. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks but also understanding what level of risk is appropriate for the Company. The oversight role performed by our board of directors and its committees includes, among other things, the following:

●	Review of risks associated with our long-term strategic plan and annual budgets;
●	Meetings with various members of management regarding initiatives being undertaken in their respective areas, including, among others, merchandising, real estate, finance, human resources and information services;
●	Private meetings with our independent registered public accounting firm, our Chief Financial Officer (or principal financial officer) and our Director of Internal Audit and Loss Prevention;
●	Performance of a comprehensive risk assessment, including those significant risk factors discussed in Item 1A of our Annual Report on Form 10-K;
●	Review and approval of our Investment Policy; and
●	Review of legal matters.

While the full Board has overall responsibility for risk oversight, it is supported by our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Corporate Social Responsibility Committee and Finance Committee, which each have responsibility for addressing risks inherent within their areas of oversight. Each of the committee chairs regularly reports to our board of directors regarding significant risks addressed.

The Audit Committee is responsible for assisting our board of directors with its oversight of our overall risk management profile, our accounting, reporting and financial practices, including the integrity of our financial statements, our administrative and financial controls, and our compliance with legal and regulatory requirements. The Audit Committee is also responsible for overseeing cyber risk, information security and technology risk, including management’s actions to identify, assess, mitigate and remediate material cyber issues and risks. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee periodically reviews the Company's major risk exposures and the steps management has undertaken to control them. The Audit Committee also receives regular reports from our Vice President Information Systems and other members of management on the Company’s technology and cyber risk profile, enterprise cyber program and key enterprise cyber initiatives. The Audit Committee coordinates with the full board of directors regarding the strategic implications of cyber and technology risks. The Audit Committee also reviews our cyber and data risk management strategy and policies on at least a semi-annual basis with our management. In addition, the Audit Committee and our board of directors will promptly be made aware of any significant cyber or data security-related incidents. The Audit Committee is also responsible for overseeing any related party transactions.

The Compensation Committee’s responsibilities related to risk include overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters and overseeing senior management succession.

The Nominating and Corporate Governance Committee oversees our risk related to corporate governance practices and procedures, director independence, director succession planning and board composition.

The Corporate Social Responsibility Committee’s risk-related responsibilities include identifying and monitoring the environmental, social and other related public policy trends, issues and concerns, which affect or could affect the business operations, financial performance or public image of the company and recommending to our board of directors appropriate goals, policies and practices with respect to such environmental, social and corporate responsibility matters.

The Finance Committee assists our board of directors in providing oversight of the Company’s financial activities and financial condition.

Board of Directors Committees

The board of directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Corporate Social Responsibility Committee and a Finance Committee, each comprised solely of the independent members of our board of directors. During fiscal 2023, all independent members of our board of directors served on at least two of the five standing committees of our board of directors.

The following table shows the current composition of the committees of our board of directors:

Audit Committee	Compensation Committee	Nominating and Corporate Governance (NCG) Committee	Corporate Social Responsibility (CSR) Committee
Brian P. Carney (Chair)	Laurens M. Goff (Chair)	Kenneth D. Seipel (Chair)	Margaret L. Jenkins (Chair)
Jonathan Duskin	Brian P. Carney	Laurens M. Goff	Jonathan Duskin
Cara Robinson Sabin	Christina Francis	Margaret L. Jenkins	Christina Francis
Kenneth Seipel	Jonathan Duskin	Cara Robinson Sabin

Finance Committee
Jonathan Duskin (Chair)
Brian P. Carney
Kenneth Seipel

The following table shows the planned new composition of the committees of our board of directors following the Annual Meeting assuming the election of the Director Nominees as proposed:

Audit Committee	Compensation Committee	NCG/CSR Committee	Finance Committee
Kenneth Seipel (Chair)	Cara Robinson Sabin (Chair)	Margaret L. Jenkins (Chair)	Jonathan Duskin (Chair)
Jonathan Duskin	Jonathan Duskin	Cara Robinson Sabin	Kenneth Seipel
Charles Liu	David Heath	David Heath	Michael Kvitko
Margaret L. Jenkins	Kenneth Seipel	Michael Kvitko	Charles Liu

Audit Committee

The Audit Committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accounting firm. Each of the members of the Audit Committee satisfies NASDAQ’s audit committee member independence requirements. The board of directors has determined that Mr. Carney and Mr. Duskin each qualify as an “audit committee financial expert” as defined by the rules of the SEC. During fiscal 2023, the Audit Committee met thirteen times.

The Audit Committee oversees the Company’s accounting and financial reporting processes, both internal and external, as well as audits of the Company’s financial statements, on behalf of the board of directors. The principal duties and responsibilities of the Audit Committee, among other things, are to do as follows:

●	have direct responsibility for the appointment, selection, compensation, retention, replacement and oversight of the work of our independent registered public accounting firm, including prescribing what services are allowable and approving in advance all services provided by them;
●	evaluate the experience, qualifications and performance of the lead partner of the independent registered public accounting firm and the senior members of the independent registered public accounting firm’s engagement team;
●	discuss with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits and the results of their respective audits;
●	review our annual audited financial statements and quarterly unaudited financial statements, and discuss the statements with management and the independent registered public accounting firm and review our earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and rating agencies;
●	review and discuss with management, the internal auditors and the independent registered public accounting firm the adequacy and effectiveness of our internal controls, including our ability to monitor and manage business risk, legal and ethical compliance programs and financial reporting;
●	oversee the Company’s overall risk management profile, including financial risk and risks related to data protection and cybersecurity matters;

●	review and approve all related party transactions consistent with the rules applied to companies listed on The NASDAQ Stock Market; and
●	establish procedures regarding complaints received by us or our employees regarding accounting, accounting controls or auditing matters.

The Audit Committee is required to report regularly to our board of directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent registered public accounting firm or the performance of the internal audit function. The Audit Committee’s work is guided by a written charter, which has been approved and adopted by the board of directors. A copy of the current Audit Committee charter is available in the “Investor Relations” section of the Company’s website located at http://www.cititrends.com. The information set forth on this website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of the Company’s other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically so provides.

Compensation Committee

The Compensation Committee reviews and determines the compensation and benefits of the Company’s executive officers, administers our incentive and equity-based compensation plans and oversees the development, retention and succession of senior management and employees. Each of the members of the Compensation Committee satisfies NASDAQ’s compensation committee member independence requirements. The Compensation Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com. During fiscal 2023, the Compensation Committee met ten times. The principal duties and responsibilities of the Compensation Committee, among other things, are to do as follows:

●	annually review and approve corporate goals and objectives relevant to our CEO’s compensation, evaluate the CEO’s performance in light of these goals and objectives, and determine and approve (and, if desired, recommend to our board of directors for its approval) the CEO’s compensation based on such evaluation, including base salary, cash bonuses and equity awards;
●	annually approve (and, if desired, recommend to our board of directors for its approval) the compensation for our other executive officers, including the salaries and awards under our incentive compensation plans and equity-based plans;
●	review and administer the Company’s incentive and equity-based compensation plans;
●	review and make recommendations to our board of directors concerning compensation arrangements for non-employee members of our board of directors;
●	review the Company’s overall compensation systems and determine whether any incentive compensation arrangements encourage excessive risk-taking;
●	review key human resources policies and practices of the Company related to organizational engagement and effectiveness, workplace environment and culture, talent sourcing strategies and employee recruitment, retention and development programs;
●	assist our board of directors in developing principles and policies for evaluating potential candidates for executive positions and oversee the development of executive succession plans;
●	broadly oversee matters relating to the recruitment, motivation, development and retention of senior management and receive periodic reports from management regarding the recruitment, motivation, development and retention of employees;
●	review the Company’s diversity and inclusion programs and key metrics associated with the programs;
●	review and approve any severance or similar termination payments or payments resulting from a change in control of the Company proposed or made to any of our current or former executive officers;
●	review and approve any employment contracts or other contractual arrangements resulting in any payment to any employee of the Company proposed to be made as a result of a change in control of the Company; and

●	determine and monitor compliance with stock ownership guidelines for executive officers and directors.

The Compensation Committee has the discretion to delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the Compensation Committee has delegated limited authority to our CEO to grant awards under the 2021 Incentive Plan to non-executive employees of the Company. The Compensation Committee has the authority and resources to engage compensation consultants and legal, accounting or other advisors to provide the committee with advice and information in connection with carrying out its responsibilities. The Compensation Committee engaged Korn Ferry (“Korn Ferry” or the “Compensation Consultant”) in 2021 to provide market data regarding compensation practices at peer companies and to provide general advice on the Company’s executive compensation practices.

See “Compensation Discussion and Analysis” elsewhere in this proxy statement for a discussion of the role of the Compensation Consultant and executive officers in the compensation process and further discussion of the processes and procedures of the Compensation Committee. See also “Compensation Committee Report” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists our board of directors in overseeing the Company’s governance structure and other corporate governance matters. The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com. During fiscal 2023, the Nominating and Corporate Governance Committee met four times. The principal duties and responsibilities of the Nominating and Corporate Governance Committee, among other things, are to do as follows:

●	review the composition of our board of directors and committee structure and evaluate the performance of the board, its directors and its committees;
●	identify individuals qualified to become board members, consistent with criteria approved by our board of directors;
●	select and recommend individuals as nominees to serve as directors at annual meetings of our stockholders and nominate individuals to fill any vacancies that open in the period between such annual meetings;
●	develop and recommend to our board of directors a set of corporate governance principles applicable to us and periodically review and assess such corporate governance principles and the Company’s governing documents; and
●	review the institutional and other affiliations of our board members and nominees for directors for any potential conflicts of interest and make recommendations to our board of directors with respect to the determination of director independence.

Corporate Social Responsibility Committee

The Corporate Social Responsibility Committee assists our board of directors in providing oversight, monitoring, and guidance on matters related to corporate social responsibility, including diversity, sustainability, environmental stewardship and compliance. The Corporate Social Responsibility Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com. During fiscal 2023, the Corporate Social Responsibility Committee met seven times. The principal duties and responsibilities of the Corporate Social Responsibility Committee, among other things, are to do as follows:

●	review and evaluate the Company’s significant strategies, activities, policies, investments and programs regarding corporate purpose, including corporate responsibility, sustainability, human rights, global community and social impact, and diversity and inclusion;
●	monitor the Company’s progress towards its diversity, equity and inclusion objectives, related metrics and its compliance with the Company’s responsibilities as an equal opportunity employer;
●	work with the Compensation Committee and the Nominating and Corporate Governance Committee, as appropriate, to develop processes to achieve the Company’s diversity objectives and metrics;
●	provide oversight of management’s efforts to ensure that the Company’s dedication to sustainability (including environmental and supply chain sustainability and human rights) is reflected in its business operations;

●	identify and monitor the environmental, social and other related public policy trends, issues, risks and concerns, which affect or could affect the business operations, financial performance or public image of the Company and make recommendations to the Board regarding those trends and issues;
●	provide oversight of the Company’s community and social impact efforts and oversee protection of the Company’s corporate reputation and other matters of importance to the Company and its stakeholders (including employees, consumers, customers, suppliers, vendors, shareholders, governments, local communities and the general public);
●	review on a periodic basis the principles, guidelines and standards applicable to suppliers, vendors and other participants in the Company’s supply chain to ensure compatibility with the Company’s corporate purpose;
●	review sustainability metrics, targets, key performance indicators and related goals and monitor the progress towards achieving targets and benchmarks; and
●	evaluate and review environmental, social, health and safety metrics that will be publicly disclosed to external stakeholders.

Finance Committee

The Finance Committee was established as a formal board committee in September 2023 and assists our board of directors in providing oversight of the Company’s financial activities and financial condition. During fiscal 2023, the Finance Committee met four times. The principal duties and responsibilities of the Finance Committee, among other things, are as follows:

●	review and advise on changes in the capital structure of the Company that may have a material financial impact on the Company as a whole;
●	review and advise on capital allocation, including capital investment priorities and expenditures, major expense commitments and high-level inventory commitments recommended by management to implement the Company's strategic objectives;
●	review and advise on debt or equity transactions, including, for example, financings, refinancings, the issuance of new common or preferred stock, debt repurchases and stock repurchase programs
●	review and advise on the Company's dividend policy;
●	review and advise on the Company's balance sheet health;
●	review and advise on financial considerations relating to the acquisition of businesses, or divestiture or restructuring of the Company operations;
●	review and advise on the Company’s annual operating plan and strategic objectives, as well as periodic reports by management throughout the fiscal year on its progress against the plan and objectives, and on the effectiveness of the Company’s capital investments and major expense commitments;
●	review and advise on the Company's long-term business/financial plan and long-term capital plan prepared by management;
●	review and advise on the Company's resource allocation plan with respect to its infrastructure requirements, including plans for meeting such requirements through the utilization of people, process and technology;
●	review and advise on earnings releases and other communications with investors;
●	review and advise on the creation of shareholder value as demonstrated by the Company's stock performance; and
●	review and advise on such other responsibilities or tasks as the Board may delegate or assign to the Committee from time to time.

Risk and Employee Compensation

We believe that the Company’s compensation policies do not create risks that are reasonably likely to have a material adverse effect on the Company. Instead, we believe that our compensation structure encourages a fair balance of risk and reward. The process undertaken by the board of directors to determine that the compensation policies do not create unnecessary risk includes detailed reviews of the assumptions used in the budget on which annual cash incentives are based. In addition, the board of directors participates in the strategic planning process to ensure that the goals and planned strategies to achieve such goals are aligned between management and the board. As a retail company generating sales from physical stores only, we are not subject to many of the issues that cause employees in other industries to take excessive and unnecessary risks in order to maximize their compensation. We believe that the components of our employee-wide compensation program are consistent in form with similar companies. Also, the performance targets for our named executive officers are at the consolidated company level, not at individual division or subsidiary levels, and there is a balance between annual cash incentive compensation and long-term equity incentives to enhance the likelihood that management will not make decisions in the short term to earn cash incentives that could limit the ability to achieve long-term success.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics applicable to our directors, executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) and employees in accordance with the rules of the NASDAQ Stock Market and the SEC. Our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote the following:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
●	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in all other public communications;
●	compliance with applicable laws, rules and regulations, including insider trading compliance; and
●	accountability for adherence to the Code of Business Conduct and Ethics and prompt internal reporting of violations of such code, including
●	illegal or unethical behavior regarding accounting or auditing practices.

The Code of Business Conduct and Ethics is available on the Company’s website at http://www.cititrends.com. In the event of any amendment or waiver of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, such amendment or waiver will be posted on our website. Our directors, executive officers and employees are required to affirm annually their compliance with the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

During fiscal 2023, Messrs. Goff, Carney and Duskin and Ms. Francis served on the Compensation Committee. No current member of the Compensation Committee serves or has ever served as one of our executive officers or employees. No current members of the Compensation Committee had a relationship since the beginning of fiscal 2023 requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serves or has ever served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our board of directors or our Compensation Committee.

Meetings and Attendance

During fiscal 2023, the board of directors held twelve meetings. Each director attended at least 80% of the total number of meetings of the board of directors and all committees thereof on which such director served during fiscal 2023 and that were held during the period in which he or she served as director.

We do not have a formal policy regarding attendance by directors at our annual meeting of stockholders but invite, expect and encourage all directors to attend. All of the individuals who were directors at the time of the 2023 annual meeting of stockholders attended such meeting.

Stock Ownership Guidelines for Directors and Executives

In order to align the financial interests of our directors and executive officers with the long-term interests of our stockholders, we have adopted Stock Ownership Guidelines (the “Guidelines”). Under the current Guidelines, as revised and effective June 10, 2022 (the “Effective Date”), our non-employee directors and executive officers are expected to own shares of Company common stock having a value equal to a multiple of their base salary or cash retainer: Executive Chairman, Chief Executive Officer and non-

employee directors are expected to own common stock having a value equal to three times their base salary or annual cash retainers, as applicable, while other executive officers are expected to own common stock having a value equal to two times their base salary.

Participants should make continuous progress toward their respective ownership requirements, and each executive and director is expected to satisfy his or her applicable ownership requirements within five years of the Effective Date, or such later date that he or she becomes subject to the Guidelines. Shares of common stock owned directly or indirectly, as well as shares of unvested time-based restricted stock and restricted stock units, count toward meeting the Guidelines. Until they satisfy the Guidelines, executives and directors must retain 75% of their shares of common stock received from the Company as compensation (except for shares withheld by the Company or sold by the participant to satisfy withholding taxes). As of the date of this proxy statement, all of the executives and directors have either satisfied their respective ownership requirements, or are within the five-year period allotted to satisfy their ownership requirements.

Stockholder Engagement

The Company recognizes the value of the views and input of its stockholders. The Company reaches out to and engages with its stockholders on various topics, including corporate governance, corporate social responsibility, compensation, performance, strategy and other matters. We believe that having regular engagement with our stockholders strengthens our relationships with them and helps us to better understand their views on our policies and practices and other matters of importance to our business.

Communications with our Board of Directors

Stockholders and other interested parties may communicate directly with our board of directors, with only the non-management directors as a group or with individual directors. All communications should be in writing and should be directed to the Secretary of the Company at the following address: Stockholder Communications, Citi Trends, Inc., 104 Coleman Boulevard, Savannah, Georgia 31408. The sender should indicate in the address whether it is intended for the entire board of directors, the non-management directors as a group or an individual director. Each communication received by the Secretary will be forwarded to the intended recipients.

Corporate Social Responsibility

Our goal is to be the leading specialty value retailer of apparel, accessories and home trends with a primary consumer base of African American and multicultural families in the United States. We are committed to strengthening the communities in which we work, developing our employees and making operational improvements to minimize our environmental impact. We also maintain governance practices and policies in line with the expectations of our stockholders, and we actively engage with them regarding our business and the corporate social responsibility (“CSR”) issues that are important to them. For additional discussion on our stockholder engagement, please see “Stockholder Engagement” above.

Our Corporate Social Responsibility Committee of the Board provides oversight, monitoring and guidance on matters related to CSR, including diversity, sustainability, environmental stewardship and compliance. This committee works closely with the Company’s CSR Management Task Force to review and discuss the Company’s CSR initiatives, programs and policies. Our CSR Committee also works closely with our Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board to develop processes to achieve the Company’s diversity objectives and metrics.

To learn more about our CSR efforts, we encourage you to visit the “Responsibility” section of our corporate website at http://www.cititrends.com.

Environment. We continue to look for more ways to reduce our environmental impact. We believe there is more we can do as an organization and we are striving to operate in a more sustainable manner.

In 2022, Citi Trends launched a partnership with Goodwill, helping fund community programs in 12 different cities across the country and donating goods. Each year, we have unsold goods, most of which historically went to landfills. As we continue to roll out our partnership with Goodwill, we will continue to donate these unsold goods to the non-profit to help reduce the unnecessary waste of unsold goods. Goodwill will repurpose or sell 95% of the goods donated by the Company and use the proceeds to support the communities we both serve.

We have adopted environmentally friendly initiatives in many of our stores, including the installation of LED lighting in approximately 35% of our stores. Additionally, in 2022, we put a concerted effort towards reducing plastic waste and realized a reduction in the number of plastic bags used per transaction.

The Company also enables vendors to drop ship products directly to its stores, dramatically decreasing the miles products travel to our stores. We employ consolidators to combine shipments and minimize the number of trucks in use. Our two Distribution Centers in Roland, OK and Darlington, SC continue to improve in conserving energy, recycling and reducing waste.

Diversity and Inclusion and Labor Practices. Our success is only possible with the hard work and dedication of our associates. We believe that a diverse and inclusive team is critical to our success. Therefore, we strive to foster an intentionally inclusive, diverse and productive workplace where our associates are valued and respected. We continue to focus on attracting, developing and retaining associates that reflect the diverse communities we serve. As of February 3, 2024, 85% of our associates are African American or multicultural and 82% are female.

We provide competitive compensation and comprehensive benefits programs to help meet the needs of our associates. We are also committed to the health, wellness and development of our associates. In 2022, we launched our Citi CRED program to help our associates build successful career paths by providing mentorship, giving exposure to diverse areas of the business, cultivating cross-functional relationships and offering educational opportunities. For more information about our human capital management practices, please refer to our 2023 Annual Report on Form 10-K.

We are dedicated to sourcing products from companies that share our values around human rights, ethics and environmental responsibility. Much of the apparel, footwear, accessories, and home-related merchandise sold in our stores is purchased from suppliers after they have been produced and imported to other retailers’ specifications. However, we order and import some products directly through our international buying agents. Therefore, we work with our suppliers to ensure minerals mined in known conflict areas are not used in our products. We further encourage our suppliers to only source minerals from responsible sources and to foster transparency in the supply chain.

Community. We are proud to have a diverse customer base and are dedicated to giving back to the communities where our stores are located. We formed the CITIcares Council in August 2020 to create and oversee initiatives that drive positive change and growth for our customers and associates. The CITIcares Council is a diverse group of associates who are passionate about making a difference. The members of the CITIcares Council serve as associates in every division and level of the company and reflect multiple genders, ethnicities and geographies. The purpose of the CITIcares Council is to collaborate with community leaders, organizations, individuals and established programs in local underserved communities on the core areas of education, healthcare, employment and exposure.

In February 2021, we launched our Black History Makers program to honor Black entrepreneurs who are making an impact in their communities. The program is designed to increase awareness of Black-owned businesses, and we provided ten $5,000 grants to Black business owners in fiscal 2021. We have continued this grant program annually, providing ten $5,000 grants to Black business owners in fiscal 2022 and again in fiscal 2023. Since its launch, the Company has provided $150,000 to 30 outstanding Black entrepreneurs. In February 2024, we launched our fourth annual campaign for this program to build on the momentum from the prior years.

Governance. We believe that a strong corporate governance program is the foundation for a sustainable and well-governed company. Accordingly, we continuously evaluate our structures, processes, and controls to ensure they support and promote accountability, transparency and ethical behavior. We have established corporate governance guidelines and policies that promote Company values, including a code of conduct as well as a code of ethics. For a detailed description of our governance policies and procedures, please see the discussion in the “Board of Directors and Corporate Governance” section.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors. Management has primary responsibility for the financial statements, the reporting process and the maintenance of an effective system of internal controls over financial reporting. The Audit Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the 2023 fiscal year. The Audit Committee has also discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm during the 2023 fiscal year, the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from the Company.

Based on the reviews and discussions referenced above, the Audit Committee recommended to the board of directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024 for filing with the SEC.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Brian P. Carney, Chair

Jonathan Duskin

Cara Robinson Sabin

Kenneth D. Seipel

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2024 annual meeting of stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

Laurens M. Goff, Chair

Brian P. Carney

Jonathan Duskin

Christina Francis

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our current executive officers.

Name	Age	Position(s)
David N. Makuen	56	Chief Executive Officer
Heather Plutino	52	Executive Vice President and Chief Financial Officer
Lisa A. Powell	54	Executive Vice President and Chief Merchandising Officer
Vivek Bhargava	52	Senior Vice President of Supply Chain

The following sets forth selected biographical information for our executive officers who are not directors.

Heather Plutino. Ms. Plutino has served as our Executive Vice President and Chief Financial Officer since June 27, 2022. From 2020 to 2022, Ms. Plutino served as Senior Vice President of Financial Planning & Allocation and Commercial Finance at Bed Bath & Beyond. Prior to her work with Bed Bath & Beyond, Ms. Plutino was Group Vice President of Finance and Treasurer of Sally Beauty Holdings from 2018-2020. Previously, Ms. Plutino served as Vice President and Treasurer of Ascena Retail Group, Inc. (“Ascena”) from 2013-2018 and held a variety of finance and treasury roles at Charming Shoppes from 2007-2013 and Target Corporation from 1999-2007.

Lisa A. Powell. Ms. Powell has served as our Executive Vice President and Chief Merchandising Officer since September 30, 2019. From 2014 to 2019, Ms. Powell served as Vice President and General Merchandise Manager, Men’s and Ladies Omni Channel, of Century 21 Department Stores, an apparel retailer. From 2012 to 2014, Ms. Powell served as Vice President and Divisional Merchandise Manager of Men’s and Kids at Saks Off Fifth. Prior to that, Ms. Powell spent 20 years at TJX, Inc., an off-price retailer of apparel and home fashions, where she held various merchandising and planning/allocation positions, including Vice President and General Merchandise Manager, Ladies Sportswear.

Vivek Bhargava. Mr. Bhargava has served as our Senior Vice President, Supply Chain since February 13, 2023. From 2021 to February 2023, Mr. Bhargava served as the Vice President of Supply Chain and Engineering for Bed Bath and Beyond Inc., a home products retailer, where he led a team driving multi-year end to end supply chain transformation. From 2010 to 2020, Mr. Bhargava served as the Vice President of Operations and Transformation of Ascena, where he led multiple long-term projects related to supply chain, sourcing and information technology. From 2001 to 2009, Mr. Bhargava held various real estate strategy, sourcing, process management, supply chain and ecommerce integration positions for Ann Inc., a women's clothing retailer. Mr. Bhargava began his career at Kurt Salmon Associates, a retail consulting and business advisory firm, where he served as manager, supply chain practice group and as a consultant.

Each of the executive officers serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the paragraphs that follow, we will give an overview and analysis of the material elements of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers, and the material factors that we considered in making those decisions. This information should be read in conjunction with the compensation tables, related narratives and notes contained later in this proxy statement, containing specific information about the compensation earned or paid in fiscal 2023 to the following individuals, whom we refer to as our named executive officers (positions shown are those held by the respective officers during fiscal 2023):

●	David N. Makuen, our Chief Executive Officer
●	Heather Plutino, our Executive Vice President and Chief Financial Officer
●	Lisa A. Powell, our Executive Vice President and Chief Merchandising Officer
●	Vivek Bhargava, our Senior Vice President of Supply Chain since February 13, 2023
●	Ivy D. Council, our former Executive Vice President of Human Resources and Chief Compliance Officer who retired effective September 29, 2023
●	Charles J. Hynes, our former Senior Vice President of Supply Chain, who left the Company effective February 10, 2023

Our compensation program is designed to align the interests of management and stockholders and to link Company performance with executive pay, such that the Company’s achievement of challenging financial goals results in payment of annual incentives to our executive officers. The discussion below is intended to help you understand the detailed information provided in the compensation tables and put that information into context within our overall compensation program.

Summary of Fiscal 2023

Our fiscal 2023 financial results reflect performance improvement over the course of year, following a very challenging first quarter.

Fiscal 2023 Business Highlights

●	Elevated our in-store experience with a strong value offering, improved inventory levels and assortment optimization focused on African American and multicultural families
●	Demonstrated expense control throughout the year while investing in sales-driving initiatives such as marketing tests and inventory rebuilds
●	Opened 5 new stores, remodeled 15 stores and closed 14 stores; ended the year with 15% of the fleet upgraded to our CTx store format
●	Leveraged distribution center upgrades to expand shipping partnerships, resulting in freight rate improvements
●	Completed the implementation of our upgraded enterprise resource planning (ERP) system
●	Efficiently managed working capital and capital expenditures to retain cash and maintain a debt-free balance sheet

Fiscal 2023 Financial Highlights

●	Total sales of $747.9 million
●	Gross margin of 38.1%
●	Net loss of $1.46 per share
●	Cash of $79.7 million at the end of the year, with no debt

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders held on June 9, 2023, approximately 96% of the shares cast were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2023 proxy statement.

Our board of directors and the Compensation Committee appreciate and value the views of our stockholders and regularly solicit their input on matters such as executive compensation, board composition and other more general governance topics. In considering the consistently high approval rates of the advisory votes on executive compensation, the Compensation Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong stockholder support.

In light of the strong stockholder support of the compensation paid to our named executive officers evidenced by the results of this advisory vote, the Compensation Committee decided to retain our general approach to executive compensation and did not make significant changes to our executive compensation programs for 2023.

Going forward, future advisory votes on our named executive officer compensation, as well as direct communication with our stockholders on the subject, will serve as additional tools to guide the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders.

Objective of Our Compensation Program

In order to maintain a critical advantage in our competitive marketplace, we believe our compensation program should be designed to provide market-competitive compensation and benefits that will enable us to attract and retain a talented, diverse workforce dedicated to the long-term success of the Company. In furtherance of those goals, our compensation program is designed to:

●	Enable the Company to attract, retain and motivate a team of high-quality executives who will create long-term stockholder value;
●	Create opportunities to participate in the ownership of the Company and to share in the value the executives help create, both directly and through managing those that report to them; and
●	Provide rewards that are proportional to each executive’s contribution to our success by including an individual component as well as an overall corporate performance component.

Our compensation philosophy emphasizes each individual’s responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level. Our management team and the Compensation Committee will continue to develop and refine our compensation philosophy, program and practices over time, with the goal of maximizing stockholder value.

How We Determine and Assess Executive Compensation

Role of the Compensation Committee and Executive Officers

The Compensation Committee plays an integral role in the strategic direction and administration of the compensation structure of the Company. The Compensation Committee and our CEO work together to ensure that the compensation paid to our named executive officers is in line with our compensation philosophy and furthers our long-term goals.

Our CEO recommends to the Compensation Committee base salary, target annual cash incentive amounts and formulas, and long-term equity incentive grants for our executive officers (other than himself), after forming qualitative judgments regarding individual performance within each executive’s areas of direct responsibility, as well as how such performance serves the entire Company, and after having discussions with the Compensation Committee and other members of management regarding appropriate levels of compensation. The Compensation Committee reviews such recommendations and determines whether, in light of our compensation philosophy, the recommended compensation levels are appropriate. This determination includes consideration of recommendations by the Compensation Consultant as described below. Upon such determination, the Compensation Committee formally approves the compensation levels for recommendation to the board of directors for approval. Our CEO is not involved with any aspect of determining his own compensation. The Compensation Committee independently sets the CEO’s total compensation package, taking into account the same factors as for the other executive officers.

Compensation Consultant

The Compensation Committee has the authority to directly engage outside compensation consultants and other experts to assist in fulfilling its duties. As discussed in further detail in the following section, the Compensation Committee engaged Korn Ferry in 2021 to provide an analysis of the Company’s compensation practices and to provide the Compensation Committee with survey data and an update on current compensation trends. The Compensation Committee assessed the independence of the Compensation Consultant against specific criteria under applicable SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Korn Ferry from independently advising the Compensation Committee. The Compensation Consultant does not have any relationship or arrangement with the Company other than their engagement as a consultant to the Compensation Committee.

Market Data

Periodically, the Compensation Committee reviews the compensation practices of a group of public companies selected from an industry peer group comprised primarily of specialty retailers that are similar in size to the Company. In 2023, the peer group used by the Compensation Committee consisted of the apparel retailers indicated below. The Compensation Committee believes that the companies comprising this peer group represented appropriate comparisons due to the similarity in business and financial characteristics. They were all either direct or tangential business competitors or geographically situated and similarly sized such that we considered them to be competitors for recruitment and retention purposes.

Boot Barn Holdings, Inc.	Hibbett, Inc.
The Buckle Inc.	Shoe Carnival, Inc.
The Cato Corporation	Tilly’s, Inc.
Destination XL Group, Inc.	Zumiez, Inc.
Five Below, Inc.

The peer group referenced above was primarily used for purposes of reviewing and analyzing the competitiveness of the compensation paid to our CEO and CFO. In addition, as part of its analysis for setting 2023 compensation levels for other executive officers, the Compensation Committee reviewed compensation information provided by the Compensation Consultant from its proprietary 2021 survey of more than 140 retail companies, focusing on pay data from similarly-sized companies. The Compensation Consultant’s analysis focused on the following areas of compensation:

●	base salary;
●	annual cash incentives;
●	total cash compensation (the sum of base salary and annual cash incentives);
●	long-term equity incentives (a variable incentive vesting over a multi-year period); and
●	total direct compensation (the sum of total cash compensation and long-term equity incentives).

We do not strive to set our executive officers’ targeted total direct compensation at a specific level relative to the median reflected in the Compensation Consultant’s peer group study or retail company survey. Instead, the data is used as a guide and is combined with the experience and judgment of the Compensation Committee’s members to determine the reasonableness of total direct compensation appropriate for each individual within the context of the Company’s performance. The 2023 analysis by the Compensation Consultant indicated that base salaries for our executive officers were generally near the median in relation to the peer group or retail survey, as applicable, whereas total cash compensation, long-term equity incentives and total direct compensation at target levels for the majority of our executive officers were generally above median (between the 50th and 75th percentiles) in relation to the peer group or retail survey, as applicable. We believe this reflects an appropriate balance between short-term cash incentives that are earned based on annual performance and long-term equity incentives that are intended to align the interests of our executives with those of our shareholders.

The allocation of our executive officers’ total direct compensation among base salary, annual cash incentives and long-term equity incentives is based on the Compensation Committee’s judgment, taking into consideration market practices reflected in previous and current peer group and retail surveys, together with a goal of providing a fair balance of risk and reward through an allocation that includes a reasonable mix of both fixed and variable components.

Elements of our Compensation Program

Our executive officer compensation program consists of the following elements: base salary, annual cash incentives, long-term equity incentives, and certain other benefits.

Base Salary

Base salaries fulfill the fixed portion of our compensation program. Base salaries are set annually by the Compensation Committee based on a variety of factors, including peer group information, a qualitative review of the executive’s performance and contributions to the Company during the year and over a number of years, the oversight and direct managerial skills of our executives, and changes in responsibilities, if any. After considering these factors, the Compensation Committee determined to not make any changes to our named executive officers’ base salaries in fiscal 2023 as shown below:

	Fiscal 2022	Fiscal 2023
Name	Base Salary Rate ($)	Base Salary Rate ($)	% Change
David N. Makuen	725,000	725,000	0%
Heather Plutino	475,000	475,000	0%
Lisa A. Powell	478,000	478,000	0%
Vivek Bhargava (1)	—	355,000	n/a
Ivy D. Council (2)	339,900	339,900	0%

(1)	Mr. Bhargava joined the Company effective February 13, 2023.
(2)	Ms. Council retired from the Company effective September 29, 2023.

Annual Cash Incentives

We measure our overall financial performance based on a number of financial metrics, of which the most important are (1) Sales and (2) earnings before interest, taxes, depreciation, and amortization excluding incentive compensation (“EBITDA”). We believe the Company’s performance under these metrics provides an effective way to evaluate the Company’s success and operational performance in any given year, directly impacting our compensation decisions with respect to our executive officers. We believe that linking our annual cash incentives to these financial metrics, while providing long-term equity incentives earned based on stock price appreciation and other financial metrics (as described below), provides an effective and balanced approach to executive compensation aligned with the interests of our stockholders.

Our annual cash incentive program offers our executive officers the opportunity to earn cash awards based on the level of achievement of our budgeted goals for Sales and for EBITDA. Due to the importance of these financial metrics to the annual and long-term success of the Company, we strive to make the achievement of this goal each year a meaningful challenge to our executive officers. The budgeted Sales and EBITDA that represent our target goal for our annual cash incentive program take into account many key operating and financial factors, including:

●	Store selling square footage;
●	Comparable store sales;
●	Average sales per store;
●	Gross margin;
●	Store and distribution operating expenses as a percentage of sales; and
●	Corporate expenses.

Our CEO recommends a target award (as a percentage of base salary) for each executive officer (other than himself) based on the executive’s position within the Company and consideration of data provided by the Compensation Consultant, and the Compensation Committee determines the appropriate target award for each executive. For fiscal 2023, each executive officer’s target award (as a percentage of base salary) was as follows:

Name	Target Award
David N. Makuen	100%
Heather Plutino	65%
Lisa A. Powell	65%
Ivy D. Council (1)	65%
Vivek Bhargava(2)	50%

(1)	Ms. Council retired from the Company effective September 29, 2023.
(2)	Mr. Bhargava joined the Company effective February 13, 2023.

The annual cash incentive program is directly linked to achievement of our budgeted Sales and EBITDA goals. Unusual and non-recurring items such as gains from sale-leasebacks, costs related to litigation, claim judgments or settlements and proxy contest expenses are excluded from both the budgeted and actual amounts used in the calculation of EBITDA. Since the calculation of cash incentives is based on performance versus budget, the exclusion of such items ensures that the inability to accurately budget such items does not positively or negatively influence cash incentives.

Named executive officers can earn between 0% to 200% of their target annual cash incentive based on the actual achievement of Sales and EBITDA as a percentage of Target Sales and Target EBITDA. For fiscal 2023, 25% of the annual cash incentive is based on Sales. If actual Sales were equal to 98% of target (threshold performance), then 25% of the target award would be earned, if actual Sales were equal to 100% of target, then 100% of the target award would be earned, and if actual Sales were equal to or greater than 102% of target (maximum performance), then 200% of the target award would be earned. The remaining 75% of annual cash incentive is based on EBITDA. If 2023 EBITDA were equal to 80% of target (threshold performance), then 50% of the target award would be earned, if actual EBITDA were equal to 100% of target, then 100% of the target award would be earned, and if actual EBITDA were equal to or greater than 155% of target (maximum performance), then 200% of the target award would be earned.

The graph below reflects the various potential payout levels at different levels of performance:

The Compensation Committee believes it is imperative to structure our compensation program to provide a direct pay-for-performance linkage, such that our executives are rewarded (or held accountable, as the case may be) for annual performance relative to the Company’s goals, and not paying any cash bonuses in years when the Company does not meet certain minimum thresholds is consistent with this philosophy. Accordingly, if the Company performs well and meets or exceeds its goals for the year, the executives are rewarded, but if the Company does not meet its threshold performance target, then the executives do not earn annual incentives.

For fiscal 2023, the annual bonus plan included a sales component and an EBITDA component, adjusted for unusual items as described above. The sales component of the annual bonus plan was weighted 25% while the adjusted EBITDA component of the annual bonus plan was weighted 75%. The sales Target was $817.0 million and the adjusted EBITDA Target was $42.6 million. For fiscal 2023, actual sales were $747.9 million and adjusted EBITDA was $5.5 million, both of which were below the bonus payout threshold. As a result, the named executive officers did not earn any annual cash incentives.

Actual awards earned in each of the past three years by our named executive officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table later in this proxy statement.

Long-Term Equity Incentives

Long-term equity incentive compensation awards are designed to encourage the creation of long-term value for our stockholders by increasing the retention of qualified key employees and aligning the interests of executive officers with our stockholders through the officers’ ownership of equity in the Company.

The dollar value of equity awards granted to our executive officers is within the discretion of the Compensation Committee and is based on recommendations made by our CEO (with respect to executives other than himself), which take into account the executive’s past performance, the executive’s position within the Company and an evaluation of other elements of compensation provided to the executive officer. The Compensation Committee also considers studies performed by the Compensation Consultant to determine the appropriate size of the equity-based awards.

We believe that grants of restricted stock and restricted stock units provide strong incentives for the creation of long-term stockholder value and provide significant retention value for the executives. In fiscal 2023, Mses. Plutino, Council and Powell and Messrs. Makuen, and Bhargava received long-term equity incentives with grant date values determined as a percentage of base pay, equal to 140% for Mr. Makuen, 65% for Mses. Plutino, Council and Powell, and 50% for Mr. Bhargava. The awards consisted of (1) time-based restricted shares that vest over three years based on continued future employment with the Company, and (2) performance-based restricted stock units that vest 100% if the Company’s Adjusted EBITDA excluding bonus and equity expense (Adjusted EBITDA ex. B&E) equals or exceeds $45.0 million in fiscal 2025. Recipients may receive up to 200% of the target units if Adjusted EBITDA ex. B&E equals or exceeds $54.0 million. The percent of target units to be awarded is based on a matrix, which provides for a maximum payout of 200% of target units. Target units of less than 100% may be awarded based on the matrix for Adjusted EBITDA ex. B&E values below $36.0 million but no target units will vest if Adjusted EBITDA ex. B&E is below $36.0 million. As previously discussed, the grant levels were determined as one of several components designed to achieve the desired total direct compensation; however, they were not set to be at any specific level within our peer group. The vesting periods were determined based on consideration of peer group practices and discussions with the Compensation Consultant.

For more information regarding these long-term incentives granted to our named executive officers in fiscal 2022, please see “Grants of Plan-Based Awards in Fiscal 2023” and “Outstanding Equity Awards at 2023 Fiscal Year-End” and the related footnotes elsewhere in this proxy statement.

Other Benefits

Retirement. We maintain the Citi Trends, Inc. 401(k) Profit Sharing Plan, a tax-qualified, defined contribution employee benefit plan in which a substantial majority of our employees, including the named executive officers, are eligible to participate. We match 50% of employee contributions to the plan, up to a maximum of 4% of an employee’s total calendar year compensation (subject to IRS limits).

Perquisites. During fiscal 2023, each executive officer received life/long-term disability insurance coverage. We did not provide any other special benefits or perquisites to our executive officers. We believe these perquisites are reasonable in light of peer group practices. We provide health and welfare benefits to our executive officers on the same basis as we provide to all of our salaried employees.

Employment Agreements and Severance Agreements. We have entered into severance agreements with all of our named executive officers, which provide severance benefits in the event their employment is terminated by the Company without Cause (as defined in the severance agreement) or in connection with a Change in Control (as defined in the severance agreement) of the Company. Each severance agreement provides that if the Company terminates an executive’s employment without Cause or if the executive terminates his or her employment within twelve months of a Change in Control, provided that within such period the executive’s job duties have been materially diminished or compensation has been materially decreased, the Company will provide the executive with separation payments of twelve months’ base salary. The Company provides these involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in our market for competing executive talent. Furthermore, the Company provides these benefits to protect the Company against disruption in the event of a Change in Control. We believe that these severance agreements serve as an important retention element of the compensation package provided to these officers and acts to mitigate self-serving behavior during a potential Change in Control by providing a safety net to our executives in the event the employment relationship is severed. The potential severance benefits payable to our named executive officers are described in “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

Equity Grant Practices

The Company has a practice of generally making equity awards on pre-established dates. Annual equity awards are presented to the Compensation Committee for approval at a regularly scheduled Compensation Committee meeting, usually held in March of each year. Equity awards are also given to employees throughout the year as they are hired or promoted into positions eligible for those awards. We make decisions on equity grants based solely on our compensation and retention objectives and our established measurements of the value of these awards.

Stock Ownership Guidelines

As described above under “Stock Ownership Guidelines for Directors and Executives” in “Board of Directors and Committees of the Board of Directors,” our Chief Executive Officer is expected to own common stock having a value equal to three times his base salary, and other executive officers are expected to own common stock having a value equal to two times their base salary. Each executive and director is expected to satisfy his or her applicable ownership requirements within five years of the Effective Date, or such later date that he or she becomes subject to the Guidelines. Shares of common stock owned directly or indirectly, and shares of unvested time-based restricted stock and restricted stock units count toward meeting the Guidelines. Until they satisfy the Guidelines, executives and directors must retain 75% of their shares of common stock received from the Company as compensation (except for shares withheld by the Company to satisfy withholding taxes).

Compensation Recoupment Policy

On December 1, 2023, our board of directors adopted the Citi Trends, Inc. Compensation Recoupment Policy (the “Clawback Policy”). Pursuant to the Clawback Policy, in the event of a restatement of the Company’s financial results as a result of material non-compliance with financial reporting requirements, the Company will recover all erroneously awarded incentive-based compensation received by current and former executive officers of the Company during the three completed fiscal years immediately preceding the date of the accounting that the Company is required to prepare the accounting restatement, as may be adjusted for any change in the Company’s fiscal year. Erroneously awarded incentive-based compensation is defined as the amount of such compensation that exceeds the amount of incentive-based compensation that would have otherwise have been received had it been determined based on the restated amounts.

The Clawback Policy applies in addition to any right of recoupment against the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002. The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Anti-Hedging Policy; Policy on Pledging

We have an insider trading policy that sets forth guidelines and restrictions applicable to transactions involving our stock by our directors, officers and employees. Among other things, this policy prohibits our directors, officers and employees from engaging in purchases or sales of puts, calls, options or other derivative securities based on the Company’s securities. These hedging transactions are prohibited because they would allow directors, officers and employees to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of the Company and its stockholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its stockholders at the time it is conveyed. The insider trading policy also prohibits directors and officers from engaging in short sales of the Company’s securities.

Our insider trading policy, which is available on our corporate website at http://www.cititrends.com, prohibits any pledging of the Company’s securities as collateral for a loan by a director or executive officer.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1.0 million paid to the Company’s named executive officers.

In connection with making decisions on executive compensation, the Compensation Committee takes into consideration the provisions of Section 162(m), with the intent to maximize the effectiveness of our compensation programs, while also maintaining flexibility and reserving the right to award non-deductible compensation as it deems appropriate.

Compensation Tables

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our named executive officers, or that was otherwise earned by our named executive officers, for their services in all capacities during fiscal years 2023, 2022 and 2021. Fiscal 2023 was comprised of 53 weeks, while 2022 and 2021 were each comprised of 52 weeks.

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)		($)
David N. Makuen	2023	725,000	—	1,015,008	—	11,571		1,751,579
Chief Executive Officer	2022	712,692	—	1,015,002	—	2,322		1,730,016
	2021	683,462	—	924,752	1,370,000	1,367		2,979,581
Heather Plutino	2023	475,000	—	308,762	—	9,203		792,965
Executive Vice President and Chief Financial Officer	2022	228,366	75,000	308,772	—	382		612,520
Lisa A. Powell	2023	478,000	—	327,101	—	12,391		817,492
Executive Vice President and Chief	2022	471,846	—	310,703	—	8,153		790,702
Merchandising Officer	2021	456,769	—	297,722	595,400	7,231		1,357,122
Vivek Bhargava (4)	2023	300,385	45,000	205,053	—	4,770		555,208
Senior Vice President of Supply Chain
Ivy D. Council (5)	2023	289,569	50,000	220,950	—	11,274		571,793
Executive Vice President of Human	2022	336,854	—	220,945	—	12,774		570,573
Resources and Chief Compliance Officer	2021	329,231	—	214,528	429,000	10,517		983,276
Charles J. Hynes (6)	2023	19,303	—	—	—	320,321	(7)	339,624
Former Senior Vice President of Supply Chain	2022	294,523	—	148,170	—	7,755		450,448
(1)	Reflects the grant date fair value of stock awards granted to the named executive officers, computed in accordance with FASB ASC Topic 718. In fiscal 2023, each of the named executive officers received grants of time-based restricted stock and performance-based restricted stock units (RSUs) tied to achievement of Adjusted EBITDA ex. B&E goals. The grant date fair values of the time-based restricted stock awards and performance-based RSUs are based on the closing price of the Company's common stock on the date of grant (and the probable outcome of performance conditions, in the case of performance-based RSUs). The aggregate grant date fair value of the performance based RSUs granted to Messrs. Makuen and Bhargava and Mses. Plutino, Powell and Council in 2023 would be higher by $812,008, $88,762, $154,384, $155,349 and $110,470 respectively, assuming achievement of the performance conditions at the highest level (rather than the target level).
(2)	Reflects amounts earned under our annual cash incentive program.
(3)	All Other Compensation in 2023 includes amounts for each officer related to life and long-term disability insurance coverage, vehicle allowances and the Company’s 401(k) matching contributions, to the extent the officers participate in such programs.
(4)	Mr. Bhargava joined the Company effective February 13, 2023.
(5)	Ms. Council retired from the Company effective September 29, 2023.
(6)	Mr. Hynes left the Company effective February 10, 2023.
(7)	Amount includes severance payments in the amount of $319,000, representing 12 months of base salary and the full cost to maintain the same level of group health insurance maintained by Mr. Hynes as of his separation for 12 months.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K under the Exchange Act, we are providing the following information regarding the ratio of the annual total compensation of our median employee to the annual total compensation of David N. Makuen, our Chief Executive Officer. The pay ratio figures below are considered to be a reasonable estimate, calculated in a manner that is consistent with the requirements of Item 402(u) of Regulation S-K.

For the fiscal year ended February 3, 2024, annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $24,960, and annual total compensation of our CEO was $1,751,579. Accordingly, for fiscal 2023, the ratio of CEO pay to median employee pay (other than the CEO) was 70:1.

Determining the Median Employee

Employee Population: The Company used our employee population data as of February 3, 2024 as the reference date for identifying our median employee. As of such date, our employee population consisted of 4,759 individuals, over 95% of whom were hourly employees, and all of whom were located in the United States. For purposes of the pay ratio calculation our employee population consists of all full and part-time employees at all locations.

Methodology for Determining Our Median Employee, Compensation Measure and Annual Total Compensation of Median Employee: In identifying the median employee from our employee population, we chose gross pay for the final payroll in fiscal 2023 as our consistently applied compensation measure. We then annualized the compensation of all full-time and part-time permanent employees who were employed in said pay period (ended February 3, 2024). We did not make any cost-of-living adjustments. With respect to the annual total compensation of the median employee, we calculated such employee’s compensation for fiscal 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The median employee’s compensation includes items shown in the Summary Compensation Table above, primarily base pay, bonus, company 401(k) contributions and other compensation.

Grants of Plan-Based Awards in Fiscal 2023

The following table sets forth the individual grants of awards to each of our named executive officers during fiscal 2023:

									All Other
									Stock Awards:	Grant Date
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Fair Value
			Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Shares of	of Stock and
	Approval	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Option Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	($) (4)
David N. Makuen			362,500	725,000	1,450,000	—	—	—	—	—
	6/8/23	6/9/23	—	—	—	25,249	50,498	100,996	—	812,008
	5/5/23	5/5/23	—	—	—	—	—	—	12,500	203,000
Heather Plutino			154,375	308,750	617,500	—	—	—	—	—
	6/8/23	6/9/23	—	—	—	4,801	9,601	19,202	—	154,384
	5/5/23	5/5/23	—	—	—	—	—	—	9,506	154,377
Lisa A. Powell			155,350	310,700	621,400	—	—	—	—	—
	6/8/23	6/9/23	—	—	—	4,831	9,661	19,322	—	155,349
	5/5/23	5/5/23	—	—	—	—	—	—	9,566	155,352
	6/12/23	6/12/23	—	—	—	—	—	—	1,000	16,400
Vivek Bhargava (5)			88,750	177,500	355,000	—	—	—	—	—
	6/8/23	6/9/23	—	—	—	2,760	5,520	11,040	—	88,762
	5/5/23	5/5/23	—	—	—	—	—	—	5,465	88,752
	2/13/23	3/30/23	—	—	—	—	—	—	1,500	27,540
Ivy D. Council (6)			110,468	220,935	441,870	—	—	—	—	—
	6/8/23	6/9/23	—	—	—	3,435	6,870	13,740	—	110,470
	5/5/23	5/5/23	—	—	—	—	—	—	6,803	110,481
Charles J. Hynes (7)	—	—	—	—	—	—	—	—	—	—
(1)	Reflects threshold, target and maximum payout values pursuant to our annual cash incentive program for fiscal 2023 performance. For more information on our annual cash incentive program, see the description contained in the “Compensation Discussion and Analysis” elsewhere in this proxy statement. In each case, the actual amount earned pursuant to our annual cash incentive program by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(2)	Reflects threshold, target and maximum payout levels of performance-based restricted stock units that vest 100% if the Company's Adjusted EBITDA ex. B&E equals or exceeds $45.0 million in fiscal 2025. Recipients may receive up to 200% of the target units if Adjusted EBITDA ex. B&E equals or exceeds $54.0 million. The percent of target units to be awarded is based on a matrix, which provides for a maximum payout of 200% of target units. Target units of less than 100% may be awarded based on the matrix for Adjusted EBITDA ex. B&E values below $45.0 million but no target units will vest if Adjusted EBITDA ex. B&E is below $36.0 million.
(3)	Reflects awards of time-based restricted stock under the 2021 Incentive Plan, which vest in three equal installments on the first three anniversaries of the grant date.
(4)	Reflects the grant-date fair value of stock awards computed in accordance with FASB ASC Topic 718. The grant date fair value of time-based grants of restricted stock and performance-based restricted stock units tied to Adjusted EBIT ex. B&E is based on the closing price of the Company’s common stock on the date of grant and the probable outcome of performance conditions.
(5)	Mr. Bhargava joined the Company effective February 13, 2023.
(6)	Ms. Council retired from the Company effective September 29, 2023.
(7)	Mr. Hynes left the Company effective February 10, 2023.

Employment Agreements

See “Potential Payments Upon Termination or Change in Control” for information concerning severance agreements and employment non-compete, non-solicit and confidentiality agreements between the Company and each of the named executive officers.

Outstanding Equity Awards at 2023 Fiscal Year-End

			Market Value of	Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
	Number of Shares		Shares or Units of	Number of Unearned Shares,		Market or Payout Value of
	or Units of Stock		Stock That Have Not	Units or Other Rights That		Unearned Shares, Units or Other
	That Have Not Vested		Vested	Have Not Vested		Rights That Have Not Vested
	(#)		($) (13)	(#)		($) (13)
David N. Makuen	12,500	(2)	349,625	50,498	(7)	1,412,429
	4,080	(5)	114,118	24,480	(8)	684,706
	913	(6)	25,537	8,211	(9)	229,662
Heather Plutino	9,506	(2)	265,883	9,601	(7)	268,540
	4,258	(4)	119,096	6,388	(8)	178,672
Lisa A. Powell	1,000	(1)	27,970	9,661	(7)	270,218
	9,566	(2)	267,561	4,683	(8)	130,984
	3,122	(5)	87,322	1,762	(9)	49,283
	588	(6)	16,446	—		—
Vivek Bhargava (10)	5,465	(2)	152,856	5,520	(7)	154,394
	1,500	(3)	41,955
Ivy D. Council (11)	—		—	—		—
Charles J. Hynes (12)	—		—	—		—

(1)	Restricted shares were awarded on June 12, 2023 under the 2021 Incentive Plan and vest in three equal annual installments beginning June 12, 2024.

(2)	Restricted shares were awarded on May 5, 2023 under the 2021 Incentive Plan and vest in three equal annual installments beginning May 5, 2024.

(3)	Restricted shares were awarded on March 30, 2023 under the 2021 Incentive Plan and vest in three equal annual installments beginning February 13, 2024.

(4)	Restricted shares were awarded on June 27, 2022 under the 2021 Incentive Plan and vest in three equal annual installments beginning June 27, 2023.

(5)	Restricted shares were awarded on March 20, 2022 under the 2021 Incentive Plan and vest in three equal annual installments beginning March 20, 2023.

(6)	Restricted shares were awarded on March 20, 2021 under the 2021 Incentive Plan and vest in three equal annual installments beginning March 20, 2022.

(7)	Reflects target number of performance based restricted stock units awarded during fiscal 2023 under the Citi Trends, Inc. 2021 Incentive Plan. These units are payable in shares of Common Stock with the number of shares based upon the achievement of various levels of Adjusted EBITDA ex. B&E for fiscal 2025. The number of units earned and vested will equal 100% of the target units upon the achievement of Adjusted EBITDA ex. B&E of $45.0 million. Recipients may receive up to 200% of the target units upon achievement of Adjusted EBITDA ex. B&E of $54.0 million based on a sliding scale which also provides for vesting of less than 100% of target units based on lower levels of Adjusted EBITDA ex. B&E. No units will be earned or vest for an Adjusted EBITDA ex. B&E level below $36.0 million.

(8)	Reflects target number of performance based restricted stock units awarded during fiscal 2022 under the Citi Trends, Inc. 2021 Incentive Plan. These units are payable in shares of Common Stock with the number of shares based upon the achievement of various levels of Adjusted EBIT for fiscal 2024. The number of units earned and vested will equal 100% of the target units upon the achievement of Adjusted EBIT of $100.0 million. Recipients may receive up to 200% of the target units upon achievement of Adjusted EBIT of $136.0 million based on a sliding scale which also provides for vesting of less than 100% of target units based on lower levels of Adjusted EBIT. No units will be earned or vest for an Adjusted EBIT level below $91.0 million.

(9)	Reflects target number of performance based restricted stock units awarded during fiscal 2021 under the Citi Trends, Inc. 2012 Incentive Plan. These units are payable in shares of Common Stock with the number of shares based upon the achievement of various levels of Adjusted EBIT for fiscal 2023. The number of units earned and vested equal 100% of the target units upon the achievement of Adjusted EBIT of $62.6 million. Recipients may receive up to 200% of the target units upon achievement of Adjusted EBIT of $85.1 million based on a sliding scale which also provides for vesting of less than 100% of target units based on lower levels of Adjusted EBIT. No units are earned or vest for an Adjusted EBIT level below $57.0 million. The performance-based restricted stock units awarded during fiscal 2021 did not vest, as the Company’s Adjusted EBIT in fiscal 2023 was below the minimum target level for vesting.

(10)	Mr. Bhargava joined the Company effective February 13, 2023.

(11)	Ms. Council retired from the Company effective September 29, 2023.

(12)	Mr. Hynes left the Company effective February 10, 2023.

(13)	Market value is based on the closing stock price of $27.97 on February 2, 2024, the last trading day of our 2023 fiscal year.

Option Exercises and Stock Vested in Fiscal 2023

The following table sets forth information concerning each vesting of restricted stock during the last completed fiscal year for each of the named executive officers.

	Number of
	Shares
	Acquired on	Value Realized
	Vesting	on Vesting
Name	(#)	($)(1)
David N. Makuen	7,834	182,610
Heather Plutino	2,129	39,323
Lisa A. Powell	5,403	125,944
Vivek Bhargava (2)	—	—
Ivy D. Council (3)	7,035	160,552
Charles J. Hynes (4)	—	—
(1)	Reflects the fair market value of the shares on the vesting date.
(2)	Mr. Bhargava joined the Company effective February 13, 2023.
(3)	Ms. Council retired from the Company effective September 29, 2023.
(4)	Mr. Hynes left the Company effective February 10, 2023.

Potential Payments Upon Termination or Change in Control

As discussed in the “Other Benefits” section of the “Compensation Discussion and Analysis,” the Company has entered into severance agreements with each of the named executive officers. Each severance agreement provides that if the Company terminates an executive’s employment without Cause (as defined in the severance agreement) or if the executive terminates his or her employment within twelve months of a Change in Control (as defined in the severance agreement), provided that within such period the executive’s job duties have been materially diminished or compensation has been materially decreased (a “Qualifying Termination”), the Company will provide the executive with separation payments of twelve months base salary, and will pay the executive the full monthly cost, less applicable tax withholdings, to maintain the same level of group health insurance maintained by the executive as of his separation from service for twelve months. Mr. Makuen’s severance agreement also provides him with the severance benefits noted above if he terminates his employment in the event his job duties have been materially diminished or his compensation has been materially decreased (regardless of whether a Change in Control has occurred).

“Cause” generally means (i) commission of an act of fraud or dishonesty; (ii) conviction of a felony or a crime involving embezzlement, conversion of property or moral turpitude; (iii) engaging in willful or reckless misconduct or gross negligence in connection with Company property or activities which adversely affects the Company; (iv) material breach of any obligations as an employee or stockholder as set forth in certain Company policies; or (v) failure or refusal to perform any material duty or responsibility or a breach of fiduciary obligations to the Company. Pursuant to the terms of our 2021 Incentive Plan and/or the applicable award agreements, all outstanding options and unvested time-based restricted stock will become 100% vested upon the occurrence of a change in control. The following table summarizes the approximate value of the payments and benefits that each of our named executive officers would receive if the Company had terminated such executive’s employment at the close of business on February 3, 2024 or if a change in control of the Company had occurred as of such date. The amounts shown in the table exclude distributions under our 401(k)-retirement plan that are generally available to all of our salaried employees.

Pursuant to the applicable award agreements, all outstanding time-based restricted stock will become 100% vested upon the occurrence of a change in control. The following table summarizes the approximate value of the payments and benefits that each of our named executive officers would receive if the Company had terminated such executive’s employment at the close of business on February 3, 2024, or if a change in control of the Company had occurred as of such date. The amounts shown in the table exclude distributions under our 401(k) retirement plan that are generally available to all of our salaried employees.

As noted above, Mr. Hynes left the Company effective February 10, 2023. Pursuant to his severance agreement, Mr. Hynes received severance payments in the amount of $319,000, representing 12 months of base salary and the full cost to maintain the same level of group health insurance maintained by Mr. Hynes as of his separation for 12 months. Ms. Council retired from the Company effective September 29, 2023, and did not receive any severance payments or benefits in connection with her retirement.

	David N.		Heather	Lisa A.	Vivek
	Makuen		Plutino	Powell	Bhargava (1)
Termination By Company Without Cause (Not in Connection with a Change in Control)
Cash Severance (2)	$725,000	(4)	$475,000	$478,000	$355,000
COBRA Payments	21,881	(4)	14,020	15,771	—
Total	$746,881		$489,020	$493,771	$355,000
Termination By Company Without Cause; Qualifying Termination by Executive (In Connection with a Change in Control)
Cash Severance (2)	725,000	(4)	$475,000	$478,000	$355,000
COBRA Payments	21,881	(4)	14,020	15,771	—
Value of Accelerated Unvested Restricted Stock (3)	2,816,076		$832,191	$849,785	349,205
Total	3,562,957		$1,321,211	$1,343,556	$704,205
Change in Control of the Company (Regardless of Termination of Employment)
Value of Accelerated Unvested Restricted Stock (3)	2,816,076		$832,191	$849,785	349,205
Total	2,816,076		$832,191	$849,785	$349,205
(1)Mr. Bhargava joined the Company effective February 13, 2023.
(2)Reflects cash severance equal to 12 months of the executive’s fiscal 2023 annual salary.
(3)Reflects the value of time-based and performance-based restricted stock awards using the closing stock price of the Company's common stock on February 2, 2024 ($27.97).
(4)In addition to a termination by the Company without Cause, Mr. Makuen would be entitled to these benefits if he terminates his employment in the event his job duties have been materially diminished or his compensation has been materially decreased (regardless of whether a Change in Control has occurred).

Pay Versus Performance

The following table shows the total compensation for our Named Executive Officers (NEOs) for the past three fiscal years as set forth in the Summary Compensation Table (SCT), the “compensation actually paid” (CAP) to our Principal Executive Officers (PEOs), and, on an average basis, our other NEOs (in each case, as determined under SEC rules), our Total Shareholder Return (TSR), the Dow Jones US Specialty Retailers Index, our net income, and our Company Selected Measure, Adjusted EBITDA ex. B&E.

							Value ($) of Initial Fixed $100
	SCT ($) for	CAP ($) to	SCT ($) for	CAP ($) to	Average	Average	Investment Based On:			Adjusted
Fiscal	Mr. Makuen	Mr. Makuen	Mr. Sachse	Mr. Sachse	SCT ($)	CAP ($)	Citi Trends	Peer Group	Net Income	EBITDA ex. B&E
Year	(PEO 1)	(PEO 1)	(PEO 2)	(PEO 2)	for NEOs	to NEOs	TSR	TSR	($M)	($M)
(a)	(b)[1]	(c)[2]	(d)[1]	(e)[2]	(f)[3]	(g)[2]	(h)[4]	(i)[4]	(j)	(k)[5]
2023	1,751,579	1,191,613	—	—	615,206	513,982	116.11	159.02	(12.0)	5.6
2022	1,730,016	(331,897)	—	—	483,470	122,735	135.73	135.59	58.9	35.6
2021	2,979,581	2,882,746	—	—	1,140,197	1,200,526	210.06	142.18	62.2	123.7
2020	2,995,723	3,438,376	682,576	1,719,020	693,908	949,579	254.38	140.92	24.0	66.6
(1)

The dollar amounts reported in columns (b) and (d) are the amounts of total compensation reported for Mr. Makuen (Chief Executive Officer and Principal Executive Officer since March 9th, 2020) and Mr. Sachse (Interim Chief Executive Officer until March 9th, 2020) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to our Summary Compensation Table on page 37.

(2)

The dollar amounts reported in column (c), (e) and (g) represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. We do not have a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as dividends are factored into the fair value of the award. The following table details these adjustments:

All table values in $
			Grant Date	Year End	Change in	Change in	Change in	Change in Value
Fiscal			Value of	Value of	Value of	Value of	Value of	of Awards Granted	Total Equity
Year	Executives	SCT	New Awards	New Awards	Prior Awards	Vested Awards	Forfeited Awards	and Vested in '23	Award Adjustments	CAP
		(a)	(b)	(i)	(ii)	(iii)	(iv)	(v)	(c)=(i)+(ii)+(iii)+(iv)+(v)	(d)=(a)-(b)+(c)
2023	PEO 1	1,751,579	1,015,008	541,394	(20,721)	(65,631)	—	—	455,042	1,191,613
	Others	615,206	212,373	170,067	(6,613)	(26,523)	(28,034)	2,253	111,149	513,982

(a)The dollar amounts reported in the Summary Compensation Table for the applicable year.

(b)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.

(c)The recalculated value of equity awards for each applicable year includes the addition (or subtraction, as applicable) of the following:

(i)	the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year;
(ii)

the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;

(iii)	for awards that vest in applicable year, the change in the fair value as of the vesting date from the beginning of the applicable year.
(iv)	for awards that failed to meet vesting conditions in the applicable year, the fair value from the end of prior fiscal year.
(v)	for awards that were granted and vest in the applicable year, the fair value as of the vesting date.

The valuation assumptions and processes used to recalculate fair values did not materially differ from those disclosed at the time of grant, except for PSU awards whose year-end and vesting date values are adjusted by the probability of achievement as of each such date.

(d)	“Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules.

(3)

The dollar amounts reported in column (f) are the average amounts of total compensation reported for the other Named Executive Officers for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to our Summary Compensation Table on page 37. For each of 2020, 2021 and 2022 and 2023, the other NEOs were:

2023	2022	2021	2020
Heather Plutino	Heather Plutino	Pamela J. Edwards	Pamela J. Edwards
Lisa Powell	Pamela J. Edwards	Lisa A. Powell	Stuart C. Clifford
Vivek Bhargava	Lisa A. Powell	Ivy D. Council	Jason Moschner
Ivy Council	Ivy D. Council	James A. Dunn	Lisa A. Powell
Charles Hynes	Charles J. Hynes		Ivy D. Council
	Jason Moschner		Christina K. Short

(4)	TSR is determined based on the value of an initial fixed investment of $100. The TSR peer group consists of the Dow Jones US Specialty Retailers Index.
(5)

For 2023, our Company Selected Measure is Adjusted EBITDA ex. B&E, consistent with our Short- and Long-Term Incentive Programs. In prior years, we used Adjusted EBIT. For more details, refer to our Compensation Discussion and Analysis, beginning on page 29.

Company Selected Measure ($M)	2023	2022	2021	2020
Adjusted EBITDA ex B&E	5.6	35.6	123.7	66.6
Adjusted EBIT	-17.5	11.4	91.4	40.9

Relationship Between “Compensation Actually Paid” and Performance Measures

We believe the table above shows the alignment between compensation actually paid to the NEOs and the Company’s performance, consistent with our compensation philosophy as described in our Compensation Discussion and Analysis, beginning on page 29. A large portion of NEO compensation is reliant on stock price and as such “compensation actually paid” each year was aligned with TSR performance. The tables below show the relationship between the CEO and non-CEO “compensation actually paid” and (i) the Company’s TSR and the Peer Group TSR; (ii) the Company’s net income; and (iii) the Company Selected Measure, Adjusted EBITDA ex. B&E.

‘

Compensation Actually Paid vs Total Shareholder Return
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
($0.50)
($1.00)
Compensation Actually Paid, $M
$300
$270
$240
$210
$180
$150
$120
$90
$60
$30
$0
Value of $100 Investment
PEO CAP ($M)
PEO 2 CAP($M)
Average NEO CAP ($M)
CTRN
Dow Jones US Specialty Retailers
$3.44
$254
$1.72
$141
$0.95
$2.88
$210
$142
$1.20
$136
$0.12
($0.33)
$159
$1.19
$116
$0.51
2020
2021
2022
2023

Compensation Actually Paid vs. Net Income (Loss)
PEO CAP ($M)
PEO 2 CAP($M)
Average NEO CAP ($M)
Net Income (Loss)
Compensation Actually Paid ,$M
Net Income (Loss), $M
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
($0.50)
($1.00)
$80.0
$70.0
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$0.0
($10.0)
($20.0)
$3.44
$1.72
$0.95
$24.0
$62.2
$2.88
$1.20
$58.9
($0.33)
$0.12
$1.19
$0.51
($12.0)
2020
2021
2022
2023

Compensation Actually Paid vs. Adjusted EBITDA ex. B&E
PEO CAP ($M)
PEO 2 CAP($M)
Average NEO CAP ($M)
Adjusted EBITDA ex. B&E
Compensation Actually Paid, $M
Adjusted EBITDA ex. B&E, $M
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
($0.50)
($1.00)
$160.0
$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$0.0
($20.0)
($40.0)
$3.44
$1.72
$0.95
$66.6
$123.7
$2.88
$1.20
$35.6
($0.33)
$0.12
$1.19
$0.51
$5.6
2020
2021
2022
2023

2023 Performance Measures

As required by SEC rules, the performance measure identified as the most important for NEOs’ 2023 compensation decisions are listed in the table to the right. Adjusted EBITDA ex. B&E is the only metric used in determining compensation.

Most Important Performance Measure
Adjusted EBITDA ex. B&E

Executive Compensation – Equity Compensation Plan Information

The following table represents those securities authorized for issuance as of February 3, 2024 under our existing equity compensation plans.

Number of securities
remaining available for
	Number of securities to		Weighted average		future issuance under
	be issued upon exercise		exercise price of		equity compensation
	of outstanding options,		outstanding options,		plans (excluding
	warrants and rights		warrants and rights		securities reflected in
Plan category	(a)		(b)		column (a))(c)
Equity compensation plans approved by security holders	309,524	(1)	—	(2)	355,684	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	309,524		—		355,684

(1)	Includes shares issuable pursuant to performance-based restricted stock units (based on maximum payout levels) granted under the Citi Trends, Inc. 2012 Incentive Plan and the Citi Trends, Inc. 2021 Incentive Plan. Does not include unvested restricted stock totaling 310,881 shares.
(2)	No options were outstanding as of February 3, 2024.
(3)	Reflects shares available for awards of options, restricted stock, restricted stock units and other performance awards under the Citi Trends, Inc. 2021 Incentive Plan.

Director Compensation

Annual Retainers. During fiscal 2023, all non-employee directors except Mr. Sachse received an annual retainer fee of $71,400 (payable quarterly and prorated for any director that served for less than the full year). We also provided the following additional annual retainers: Lead Independent Director, $21,250; Chair of the Audit Committee, $10,200; Chair of the Compensation Committee, $6,800; Chair of the Nominating and Corporate Governance Committee, $6,800; Chair of the Corporate Social Responsibility Committee, $6,800; and Chair of the Finance Committee, $6,800 (prorated for the partial year). Mr. Sachse received an annual retainer of $127,500.

Executive Chairman Bonus Opportunity. Mr. Sachse was also awarded a target bonus opportunity with a value equal to $127,500, with one-third payable in cash and two-thirds payable in shares of stock, which could be earned between 0% and 200% of the target amount based on the level of achievement of EBITDA (weighted 75%) and Sales (weighted 25%) for fiscal 2023. The Company did not achieve its target Sales and EBITDA or Sales goal and, as a result, Mr. Sachse did not earn compensation related to his target bonus opportunity.

Equity Awards. During fiscal 2023, each non-employee director except Mr. Sachse received a restricted stock award with a grant date value equal to approximately $65,253, subject to vesting on the one-year anniversary of the grant date. Mr. Sachse received a restricted stock award with a grant date value equal to approximately $127,500, subject to vesting in three equal annual installments beginning May 5, 2024.

We reimburse all of our non-employee directors for reasonable out-of-pocket expenses in connection with their attendance at the meetings of the board of directors and committees.

Director Compensation Table for Fiscal 2023

The following table sets forth the cash and other compensation paid by the Company to the members of the board of directors of the Company for all services as a member of the board of directors during fiscal 2023, except for Mr. Makuen, our current Chief Executive Officer, who was not compensated for his services as a director.

	Fees Earned	Stock
	in Cash	Awards	Total
Name	($)	($) (1)	($)
Peter Sachse	127,500	127,500	255,000
Brian P. Carney	81,600	65,253	146,853
Jonathan Duskin	92,650	65,253	157,903
Kenneth D. Seipel	78,200	65,253	143,453
Laurens M. Goff	78,200	65,253	143,453
Margaret L. Jenkins	78,200	65,253	143,453
Christina Francis	71,400	65,253	136,653
Cara Sabin	71,400	65,253	136,653
(1)	Reflects the grant-date fair value of 7,851 shares of restricted stock granted to Mr. Sachse, 4,058 shares of restricted stock granted to Messrs. Carney, Goff, Seipel and Duskin and Mses. Jenkins, Sabin and Francis computed in accordance with FASB ASC Topic 718 based on the closing price of the Company's common stock on the date of grant of May 5, 2023 for Mr. Sachse and June 9, 2023 for Messrs. Carney, Goff, Seipel and Duskin and Mses. Jenkins, Sabin and Francis. All shares granted to Messrs. Carney, Goff, Seipel and Duskin and Mses. Jenkins, Sabin and Francis vest on the first anniversary of the grant date. The shares granted to Mr. Sachse in 2023 vest in three equal installments beginning May 5, 2024.

The following table summarizes the aggregate number of shares of restricted stock held by each of the non-employee directors as of February 3, 2024. Each of the grants were made pursuant to a restricted stock award agreement, the form of which is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2021. There were no awards of stock options to directors in fiscal 2023, and as of February 3, 2024, no director held any stock options.

Number of Shares
of Stock That
Name	Have Not Vested
Peter Sachse	15,478
Brian P. Carney	4,058
Jonathan Duskin	4,058
Kenneth D. Seipel	4,058
Laurens M. Goff	4,058
Margaret L. Jenkins	4,058
Christina Francis	4,058
Cara Sabin	4,058

PROPOSAL 2:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules, our stockholders have an opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers. The Company seeks your advisory vote and asks that you support the compensation of our named executive officers as disclosed in this proxy statement.

As discussed in the “Compensation Discussion and Analysis” beginning on page 29, we have designed our executive compensation program to provide market-competitive compensation that will enable us to attract and retain a talented, diverse workforce. Our compensation program emphasizes each individual’s responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level. Our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the 2023 compensation of our named executive officers is reflective of and consistent with that intent.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, our board of directors invites you to review carefully the “Compensation Discussion and Analysis” and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve the Company’s executive compensation programs through the following resolution:

“RESOLVED, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation philosophy, policies and practices, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables and any narrative executive compensation disclosure contained in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. The stockholders’ advisory vote will not overrule any decision made by our board of directors or the Compensation Committee or create or imply any additional fiduciary duty by our directors. Our board of directors and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The board of directors recommends that stockholders vote “FOR” the non-binding, advisory resolution to approve the compensation of the Company’s named executive officers.

PROPOSAL 3:

APPROVAL OF AN AMENDMENT TO THE CITI TRENDS, INC. 2021 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE BY 450,000

We are asking stockholders to approve an amendment to the Citi Trends, Inc. 2021 Incentive Plan (the “2021 Incentive Plan”), which was approved by our stockholders at our 2021 annual meeting. On May 3, 2024, the Board of Directors approved an amendment to the 2021 Incentive Plan to increase the number of shares authorized under the Plan by 450,000 shares, subject to stockholder approval at this Annual Meeting. Except for the proposed increase in the number of shares authorized under the 2021 Incentive Plan, the plan as previously approved by our stockholders in 2021 shall remain in full force and effect.

As of April 22, 2024, there were approximately 416,394 shares of the Company’s Common Stock subject to outstanding awards under the 2021 Incentive Plan. As of such date, there were 373,807 shares of the Company’s Common Stock reserved and available for future awards under the 2021 Incentive Plan.

The Compensation Committee believes the number of shares available for future awards under the 2021 Incentive Plan will not be sufficient to make the grants it believes will be needed over the next few years to provide adequate long-term equity incentives to our key employees. Considering our historical grant practices, we believe we have been judicious in our share usage under the 2021 Incentive Plan, and mindful of potential stockholder dilution. Approval of the amendment to the 2021 Incentive Plan will enable the Company to continue making equity compensation grants that serve as incentives to recruit and retain key employees and to continue aligning the interests of its employees with stockholders. Based on the number of requested shares to be reserved under the 2021 Incentive Plan and on our anticipated future grant cycles, we expect that the share reserve will be sufficient to cover future equity incentive awards for approximately 3 years.

A summary of the 2021 Incentive Plan is set forth below. This summary is qualified in its entirety by the full text of the 2021 Incentive Plan, which is filed as Appendix A to the Company's proxy statement for our 2021 Annual Meeting. A copy of the proposed amendment increasing the number of shares authorized under the Plan by 450,000 shares is attached to this proxy statement as Appendix A.

Promotion of Sound Corporate Governance Practices

The Company designed the 2021 Incentive Plan to include a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers and non-employee directors with the interests of stockholders and the Company. These features include, but are not limited to, the following:

●	No Discounted Stock Options or Stock Appreciation Rights (SARs). Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.
●	Prohibition on Repricing. The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of stockholders, including a cancellation or repurchase of “underwater” awards in exchange for cash or other awards.
●	Minimum Vesting Requirements. Subject to certain limited exceptions, awards granted under the 2021 Incentive Plan will be subject to a minimum vesting period of one year.
●	No Liberal Share Recycling on Stock Options or SARs. Shares retained by or delivered to the Company to pay the exercise price of a stock option or SAR, or to satisfy tax withholding obligations in connection with the exercise or settlement of such awards count against the number of shares remaining available under the 2021 Incentive Plan.
●	No Dividends or Dividend Equivalents on Unearned Awards. The 2021 Incentive Plan prohibits the current payment of dividends or dividend equivalent rights on unearned awards.
●	No Single-Trigger Change in Control Vesting. If awards granted under the 2021 Incentive Plan are assumed by the successor entity in connection with a change in control of the Company, such awards will not automatically vest and pay out upon the change in control.
●	Awards Subject to Clawback Policy. Awards under the 2021 Incentive Plan will be subject to any compensation recoupment policy that the Company may adopt from time to time.

●	No Tax Gross-Ups. The 2021 Incentive Plan does not provide for any tax gross-ups.

Key Data Relating to Outstanding Equity Awards and Shares Available

The following table includes information regarding outstanding equity awards and shares available for future awards under the 2021 Incentive Plan as of April 22, 2024 (and without giving effect to approval of the amendment to the 2021 Incentive Plan under this Proposal):

	2021 Incentive Plan (1)
Total shares underlying outstanding stock options and SARs	—
Total shares underlying outstanding unvested time-based full value awards	272,330
Total shares underlying outstanding unvested performance-based full value awards	144,064	(2)
Total shares underlying all outstanding awards	416,394

Total shares currently available for grant	373,807	(3)

Common Stock outstanding as of April 22, 2024	8,536,716
Market price of Common Stock as of April 22, 2024	$22.22

(1)

Includes information regarding all outstanding equity awards and shares available for future awards, which are all under the 2021 Incentive Plan. As April 22, 2024 (and as of the date of this Proxy Statement), no predecessor plans had awards outstanding or shares available for future awards.

(2)	Assumes performance-based awards will vest and pay out based on target performance levels being achieved.

(3)	Represents the total number of shares available for future awards under the 2021 Incentive Plan.

As noted above, as of April 22, 2024, there were approximately 373,807 shares reserved and available for future awards under the 2021 Incentive Plan. The proposed amendment to the 2021 Incentive Plan authorizes an additional 450,000 shares for future grants (representing approximately 5.3% of the Company’s outstanding shares as of April 22, 2024). In setting and recommending to stockholders the number of additional shares to authorize under the 2021 Incentive Plan, the Compensation Committee and the Board considered, among other things, the historical number of equity awards granted under the 2021 Incentive Plan, projected future share usage and projected future forfeitures, potential dilution from the 2021 Incentive Plan, as well as the Company’s three-year average burn rate for the preceding three fiscal years.

The Company’s burn rate averaged 2.3% of common shares outstanding over the last three years (fiscal years 2021-2023), as shown in the table below.

				3-Year
Fiscal Year	2021	2022	2023	Average
Time-based RSUs granted	147,017	141,111	272,479	186,869
Performance-based awards vested	-	32,271	-	10,757
Total	147,017	173,382	272,479	197,626
Weighted-average common shares outstanding	8,911,810	8,216,448	8,221,450	8,449,903
Gross burn rate (1)	1.6%	2.1%	3.3%	2.3%

(1)	Total number of restricted stock units and granted, and performance-based awards vested in each year divided by weighted average common shares outstanding.

Summary of the 2021 Incentive Plan

Purpose. The purpose of the 2021 Incentive Plan is to promote the interests of the Company and its stockholders by strengthening the ability of the Company to attract, motivate, reward, and retain qualified individuals upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, and to provide an opportunity for such individuals to acquire stock ownership and other rights that promote and recognize the financial success and growth of the Company.

Administration. The 2021 Incentive Plan will be administered by a committee (the “Committee”) of the Board. The Committee will have the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2021 Incentive Plan; interpret the terms and intent of the 2021 Incentive Plan and any award certificate; and make all other decisions and determinations that may be required under the 2021 Incentive Plan. Unless and until changed by the Board, the Compensation Committee is designated as the Committee to administer the 2021 Incentive Plan.

Eligibility. The 2021 Incentive Plan permits the grant of incentive awards to employees, officers, non-employee directors, and consultants of the Company and its affiliates as selected by the Committee. As of April 22, 2024, approximately 4,700 employees, eight non-employee directors, and no consultants would be eligible to participate in the 2021 Incentive Plan, although historically the Company has limited participation under the 2021 Incentive Plan to its non-employee directors and approximately 108 key employees.

Permissible Awards. The 2021 Incentive Plan authorizes the granting of awards in any of the following forms:

●	market-priced stock options to purchase shares of the Company’s Common Stock (for a term not to exceed 10 years), which may be designated under the Internal Revenue Code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to consultants or non-employee directors);
●	SARs, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of the Company’s Common Stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);
●	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Committee;
●	stock units, which represent the right to receive shares of Common Stock (or an equivalent value in cash, as specified in the award certificate) at a designated time in the future, subject to any vesting requirements as may be set by the Committee;
●	performance awards, which represent any award of the types listed above which have a performance-vesting component based on the achievement, or the level of achievement, of one or more performance goals during a specified performance period, as established by the Committee;
●	other stock-based awards that are denominated in, or valued by reference to, shares of the Company’s Common Stock; an.

Shares Available for Awards. Subject to adjustment in the event of stock splits and similar events, as of April 22, 2024, the aggregate number of shares of Common Stock reserved and available for future awards under the 2021 Incentive Plan is 373,807. If the Company’s stockholders approve the proposed amendment to the 2021 Incentive Plan, an additional 450,000 shares would be reserved and available for future awards under the 2021 Incentive Plan.

Share Counting. Shares of Common Stock reserved and available for issuance pursuant to awards granted under the 2021 Incentive Plan shall be counted against the 2021 Incentive Plan reserve as follows:

●	To the extent that all or a portion of an award is canceled, terminates, expires, is forfeited or lapses for any reason (including by reason of failure to meet time-based and/or performance-based vesting requirements), any unissued or forfeited shares originally subject to the award will be added back to the 2021 Incentive Plan share reserve and again be available for issuance pursuant to awards granted under the 2021 Incentive Plan.
●	Shares subject to awards settled in cash will be added back to the 2021 Incentive Plan share reserve and again be available for issuance pursuant to awards granted under the 2021 Incentive Plan.

●	Shares withheld or repurchased from an award other than a stock option or SAR or delivered by a participant (by either actual delivery or attestation) to satisfy tax withholding requirements will be added back to the 2021 Incentive Plan share reserve and again be available for issuance pursuant to awards granted under the 2021 Incentive Plan.
●	Shares withheld or repurchased from a stock option or a SAR or delivered by a participant (by either actual delivery or attestation) to satisfy tax withholding requirements will not be added back to the 2021 Incentive Plan share reserve for issuance pursuant to awards granted under the 2021 Incentive Plan.
●	The full number of shares subject to a stock option shall count against the number of shares remaining available for issuance pursuant to awards granted under the 2021 Incentive Plan, even if the exercise price of a stock option is satisfied through net-settlement or by delivering shares to the Company (by either actual delivery or attestation).
●	The full number of shares subject to a SAR shall count against the number of shares remaining available for issuance pursuant to awards made under the 2021 Incentive Plan (rather than the net number of shares actually delivered upon exercise).

Limitations on Awards. The maximum number of shares of Common Stock subject to stock options, and the maximum number of shares of Common Stock subject to SARs, that may be granted under the 2021 Incentive Plan in any calendar year to any one participant is 160,000 each. The maximum number of shares of Common Stock underlying awards of restricted stock or restricted stock units that may be granted under the 2021 Incentive Plan in any calendar year to any one participant, in the aggregate, is 160,000. The maximum number of shares of Common Stock subject to other stock-based awards that may be granted under the 2021 Incentive Plan in any calendar year to any one participant is 160,000.

Limitation of Non-Employee Director Compensation. The maximum aggregate compensation that may be granted or awarded to any non-employee director, including all meeting fees, cash retainers and retainers granted in the form of stock awards, shall not exceed $500,000, or $750,000 in the case of a non-employee Chairman of the Board or Lead Director.

Minimum Vesting Requirements. Awards granted under the 2021 Incentive Plan will be subject to a minimum vesting period of one year; provided, that the following awards shall not be subject to such minimum vesting requirement: any (i) substitute awards granted in connection with a business combination, (ii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the date of the next annual meeting of stockholders after the immediately preceding year’s annual meeting (provided that the period between annual meetings is not less than 50 weeks), and (iii) awards up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the 2021 Incentive Plan. The minimum vesting requirement does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of an award, including in cases of termination of employment or a change in control, in the terms of the award certificate or otherwise.

Treatment of Awards upon a Change in Control. Unless otherwise provided in an award agreement or any special plan document governing an award, or in the applicable transaction document:

(A)upon the occurrence of a change in control of the Company in which awards under the 2021 Incentive Plan are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control, if within two years after the effective date of the change in control, a participant’s employment is terminated without Cause or the participant resigns for Good Reason (as such terms are defined in the 2021 Incentive Plan), then:

●	all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable, and all time-based vesting restrictions on that participant’s outstanding awards will lapse; and
●	the payout opportunities attainable under outstanding performance-based awards will vest based on target or actual performance (depending on the time during the performance period in which the date of termination occurs) and the awards will payout on a pro rata basis, based on the time elapsed prior to the date of termination.

(B)upon the occurrence of a change in control of the Company in which awards under the 2021 Incentive Plan are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Committee or the Board:

●	all outstanding options and stock appreciation rights will become fully vested and exercisable, and all time-based vesting restrictions on outstanding awards will lapse; and
●	the payout opportunities attainable under outstanding performance-based awards will vest based on target or actual performance (depending on the time during the performance period in which the change in control occurs) and the awards will payout on a pro rata basis, based on the time elapsed prior to the change in control.

Limitations on Transfer; Beneficiaries. A participant may not assign or transfer an award other than by will or the laws of descent and distribution; provided, however, that the Committee may permit other transfers (other than transfers for value). A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Anti-Dilution Adjustments. In the event of a transaction between the Company and its stockholders that causes the per-share value of the Company’s Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2021 Incentive Plan will be adjusted proportionately, and the Committee must make such adjustments to the 2021 Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of any corporate event or transaction involving the Company, such as a merger, consolidation, reorganization, recapitalization, stock split, a stock dividend, spin-off, or a combination or exchange of shares, dividend in kind or other like change in capital structure, the Committee may, in its sole discretion, make such other appropriate adjustments to the terms of any outstanding awards to reflect such changes or distributions and to modify any other terms of outstanding awards.

Termination and Amendment. The Board may, at any time and from time to time, terminate or amend the 2021 Incentive Plan, but if an amendment would constitute a material amendment requiring stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. No termination or amendment of the 2021 Incentive Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award. Unless sooner terminated, the 2021 Incentive Plan will terminate on the tenth anniversary of the original effective date (or June 2, 2031) or, if the stockholders approve the proposed amendment to the 2021 Incentive Plan to increase the number of shares subject to the 2021 Incentive Plan, the tenth anniversary of the date of such approval.

The Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the stockholders, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without stockholder approval. The exchange of an “underwater” stock option or SAR (i.e., an award having an exercise price in excess of the current market value of the underlying stock) for another award or for a cash payment would be considered an indirect repricing and would, therefore, require stockholder approval.

Clawback Policy. Awards under the 2021 Incentive Plan will be subject to any compensation recoupment policy (sometimes referred to as a “clawback policy”) of the Company as adopted from time to time.

Certain U.S. Federal Income Tax Effects

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2021 Incentive Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed and may vary from locality to locality.

Nonstatutory Stock Options. There will be no federal income tax consequences to the optioned or to the Company upon the grant of a nonstatutory stock option under the 2021 Incentive Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

SARs. A participant receiving a SAR under the 2021 Incentive Plan will not recognize income, and the Company will not be allowed a tax deduction at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Restricted or Deferred Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m)

Cash-Based Awards. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a cash-based award is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Tax Withholding. The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2021 Incentive Plan.

Benefits to Named Executive Officers and Others

The following table sets forth the number of shares of restricted stock and performance-based restricted stock units that have been granted under the 2021 Incentive Plan to our NEOs and the other individuals and groups indicated, as of April 22, 2024. Future awards under the 2021 Incentive Plan are granted in the discretion of the Compensation Committee, and are not presently determinable.

		Performance-Based
Name and Position	Restricted Stock	Restricted Stock Units (1)
David N. Makuen	18,620	74,978
Chief Executive Officer
Heather Plutino	15,893	15,989
Executive Vice President and Chief Financial Officer
Lisa A. Powell	15,250	14,344
Executive Vice President and Chief Merchandising Officer
Vivek Bhargava (2)	6,965	5,520
Senior Vice President of Supply Chain
Ivy D. Council (3)	10,134	10,200
Executive Vice President of Human Resources and Chief Compliance Officer
Charles J. Hynes (4)	2,234	2,233
Former Senior Vice President of Supply Chain
All Current Executive Officers as a Group	69,096	123,264
All Employees as a Group	412,242	55,562
(Including Officers who are not Executive Officers)
All Non-Executive Directors as a Group	73,817	3,014

(1)	Amounts reflect grants at target levels.

The board of directors recommends that stockholders vote “FOR” approval of the amendment to the Citi Trends, Inc. 2021 Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has adopted a Code of Business Conduct and Ethics, which sets forth the Company’s policy of prohibiting participation by an employee, officer or director (or his/her family members) in any transaction that could create an actual or apparent conflict of interest with the Company. Transactions prohibited by the Code of Business Conduct and Ethics, include, among other things: conducting business or engaging in a transaction on behalf of the Company with a family member or significant other or with a company in which the person or one of their family members is a significant owner or is associated or employed in a significant role or position; an employee accepting simultaneous employment with a client, credit source, supplier, or competitor, or taking part in any activity that enhances or supports a competitor’s position; a director of the Company serving as a director of any other company that competes with the Company; and transactions in which an employee, officer or director invests in a client, credit source, supplier or competitor that compromises his or her responsibilities to the Company.

The Company’s Code of Business Conduct and Ethics requires that the Audit Committee review and approve in advance all material related party transactions or business or professional relationships that could present a conflict of interest. All instances involving potential related party transactions or such business or professional relationships must be reported to the CEO who will assess the materiality of the transaction or relationship and elevate the matter to the Audit Committee as appropriate. The Company will report all material related party transactions and such business or professional relationships under applicable accounting rules and the SEC’s rules and regulations. Any dealings with a related party will be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by the Company are no less favorable than could be obtained from unrelated parties on an arm’s-length basis.

In addition, the charter of the Audit Committee requires the Audit Committee to review and approve all related party transactions as defined by Item 404 of the SEC’s Regulation S-K in accordance with NASDAQ listing standards. It is also one of the responsibilities of the Nominating and Corporate Governance Committee, as set forth in its charter, to consider possible conflicts of interests of directors and any related party transactions in connection with the determination of director independence.

The Company’s Board of Directors determined late in the fourth quarter of 2023 that the Company would not proceed with an investment in the Macellum Private Capital Fund, LP (the “Fund”). As disclosed in the proxy statement filed with the Securities and Exchange Commission in connection with the Company’s 2023 annual meeting of stockholders, the Company had previously agreed in principle to invest $5 million in the Fund, which was set up to provide capital to primarily minority-owned and minority-led businesses within the consumer and retail industries. The Board’s determination not to proceed was informed by ongoing macroeconomic headwinds as well as an important prospective investor’s decision not to invest alongside the Company in the Fund.

The Company had no related party transactions to disclose pursuant to Item 404 of the SEC’s Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of April 22, 2024, for the following persons:

●	each stockholder known by us to own beneficially more than 5% of our common stock;
●	each of our directors and named executive officers; and
●	all directors and executive officers as a group.

The table below lists applicable percentage ownership based on 8,536,716 shares of common stock outstanding as of April 22, 2024. We have determined beneficial ownership in the table in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of April 22, 2024, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

Directors and Named Executive Officers

	Number of Shares of	Percentage of
	Common	Class
Name of Beneficial Owner	Stock Beneficially Owned
David N. Makuen	32,633	*
Heather Plutino	15,174	*
Lisa A. Powell	21,828	*
Vivek Bhargava (1)	6,767	*
Ivy D. Council (2)	79,535	*
Charles J. Hynes (3)	—	*
Brian P. Carney	46,114	*
Laurens M. Goff	31,198	*
Jonathan Duskin (4)	49,454	*
Margaret L. Jenkins	11,875	*
Peter R. Sachse (5)	79,489	*
Kenneth D. Seipel	16,906	*
Christina Francis	7,864	*
Cara Sabin	7,664	*

Directors and executive officers as a group (13 persons)	326,966	3.8%

* Denotes less than 1%

(1)	Mr. Bhargava joined the Company effective February 13, 2023
(2)	Ms. Council retired effective as of September 29, 2023.
(3)	Mr. Hynes left the Company effective as of February 10, 2023.
(4)	Includes 57,396 shares of common stock that are owned directly by Macellum SPV III, LP ("Macellum SPV"). Macellum Management, LP ("Macellum Management") serves as the investment manager of Macellum SPV. Macellum Advisors GP, LLC ("Macellum GP") serves as the general partner of Macellum Management and Macellum SPV. As the sole member of Macellum GP, Mr. Duskin may be deemed to beneficially own the securities of the Company owned directly by Macellum SPV. Mr. Duskin disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(5)	Includes 24,493 shares of common stock that are owned directly by Mr. Sachse’s trust.

Beneficial Ownership of Largest Shareholders

	Number of Shares of Common	Percentage of
Name and Address of >5% Beneficial Owner	Stock Beneficially Owned	Class
Fund 1 Investments, LLC (1) 100 Carr 115 Unit 1900, Rincon, Puerto Rico 00677	1,889,467	22.1%
AllianceBernstein L.P. (2) 501 Commerce Street, Nashville, TN 37203	912,818	10.7%
Paradigm Capital Management, Inc. (3) 9 Elk Street, Albany, NY 12207	827,048	9.7%
Dimensional Fund Advisors LP (4) Building One, 6300 Bee Cave Road, Austin, TX 78746	549,594	6.4%
(1)	This information is based on a Form 4 dated as of April 26, 2024 and filed on April 26, 2024. The securities listed are held for the benefit of private investment funds for which Pleasant Lake Partners LLC (“PLP”) serves as investment advisor. Fund 1 Investments LLC (“Fund 1”) serves as managing member of PLP. Fund 1 has shared voting power and shared dispositive power with respect to all of the listed shares.
(2)	This information is based on a Schedule 13G/A dated as of December 31, 2023 and filed on February 14, 2024. AllianceBernstein L.P. has sole voting power with respect to 826,660 of the shares and sole dispositive power with respect to all of the listed shares.
(3)	This information is based on a Schedule 13G/A dated as of December 29, 2023 and filed on February 12, 2024. Paradigm Capital Management, Inc. has sole voting power and sole dispositive power with respect to all of the listed shares.
(4)	This information is based on a Schedule 13G/A dated as of December 29, 2023 and filed on February 9, 2024. Dimensional Fund Advisors LP (“Dimensional”) is an investment adviser and furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds, and as such may be deemed to be the beneficial owner of shares held by the Funds. Dimensional has sole voting power with respect to 539,282 of the listed shares and sole dispositive power with respect to all of the listed shares.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own, or are part of a group that owns, more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of Forms 3 and 4 filed with the SEC, or written representations that no annual forms (Form 5) were required, we believe that during fiscal 2023, all of our directors, executive officers and 10% shareholders complied with the reporting requirements of the SEC regarding their ownership and changes in ownership of our common stock (as required pursuant to Section 16(a) of the Exchange Act), except that Heather Plutino filed one late Form 4 on July 7, 2023, reporting a single transaction; Jason Moschner filed two late Forms 4 on February 2, 2023 and July 11, 2023, each reporting a single transaction; and Lisa Powell filed one late Form 4 on July 11, 2023, reporting a single transaction.

PROPOSAL 4:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2025 and further directed that the appointment of Deloitte & Touche LLP be submitted for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP as served as our independent registered public accounting firm since June 9, 2021. We understand that a representative from Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required. However, the appointment is being submitted for ratification at the annual meeting with a view toward soliciting the stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. In determining whether to reappoint Deloitte & Touche LLP as our independent auditor, the Audit Committee considered a number of factors, including, among others, the quality of services and sufficiency of resources, the firm’s independence and objectivity, communication and interaction with the Audit Committee and management, and the reasonableness of its fees for audit and non-audit services. If the appointment of Deloitte & Touche LLP is not ratified at the annual meeting, the Audit Committee will consider the engagement of another independent registered public accounting firm. The Audit Committee may terminate the engagement of Deloitte & Touche LLP as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination necessary or appropriate.

Principal Accounting Fee Information

The following table sets forth the aggregate fees paid or payable to Deloitte & Touche LLP relating to the audit of our fiscal 2023 and 2022 financial statements and the fees billed to us in fiscal 2023 and 2022 by Deloitte & Touche LLP for other professional services:

Type of Fees	2023	2022
Audit Fees (1)	$885,000	$1,015,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$885,000	$1,015,000
(1)	Audit fees include amounts billed to us related to the annual audit of our financial statements and interim reviews of the quarterly financial statements filed for fiscal 2023 and 2022.

Audit Committee Pre-Approval Policy

In accordance with the Audit Committee pre-approval policy, all audit services performed for us by our independent registered public accounting firm were pre-approved by the Audit Committee.

The Audit Committee’s pre-approval policy provides that our independent registered public accounting firm shall not provide services that have the potential to impair or appear to impair the independence of the audit role. The pre-approval policy requires our independent registered public accounting firm to provide an annual engagement letter to the Audit Committee outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the Audit Committee’s acceptance of and agreement with such engagement letter, the services within the scope of the proposed audit services shall be deemed pre-approved pursuant to the policy.

The pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the Audit Committee, prior to engagement, of such services, other than audit services covered by the annual engagement letter. In addition, services to be provided by our independent registered public accounting firm that are not within the category of pre-approved services must be approved by the Audit Committee prior to engagement, regardless of the service being requested or the dollar amount involved.

Requests or applications for services that require specific separate approval by the Audit Committee are required to be submitted to the Audit Committee by both management and the independent registered public accounting firm and must include a detailed description of the services to be provided.

Our policies prohibit us from engaging the independent registered public accounting firm to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, or contribution-in-kind reports, actuarial services, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether our use of the independent registered public accounting firm for permitted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee is prohibited from delegating to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

Recommendation of the Board of Directors

The board of directors recommends that stockholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending February 1, 2025.

OTHER BUSINESS

We know of no other matter to come before the annual meeting. However, if any other matter requiring a vote of the stockholders should arise, it is the intention of the persons named as proxies in the enclosed proxy card to vote such proxy in accordance with their best judgment.

STOCKHOLDER PROPOSALS

FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT

Any proposal or proposals by a stockholder pursuant to Rule 14a-8 of the Exchange Act intended to be included in the Company’s proxy statement and proxy card relating to the 2025 annual meeting of stockholders must be received by us no later than January 8, 2025. In addition, if you desire to bring business (including director nominations) before our 2025 annual meeting of stockholders, you must comply with the Company’s bylaws, which require that you provide written notice of such business to our Secretary at the address of our executive offices, which notice must be received no earlier than February 20, 2025 and no later than March 22, 2025. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card relating to the 2025 annual meeting of stockholders any stockholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. In addition to satisfying the foregoing requirements under SEC Rule 14a-8(e), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the universal proxy rules by providing notice that sets forth the information required by Rule 14a-19 under the Exchange Act by no later than April 21, 2025.

Notices of intention to present proposals at the 2025 annual meeting should be addressed to the Company, Attention: Secretary, 104 Coleman Boulevard, Savannah, Georgia 31408.

Shareholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding” and which will be implemented for the delivery of the Notice of Internet Availability of Proxy Materials, this proxy statement and the 2023 Annual Report, provides convenience for shareholders and cost savings for companies. Householding will continue until you are notified otherwise or until you notify us or your broker that you no longer wish to participate in householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Citi Trends, Inc., c/o Corporate Secretary, 104 Coleman Boulevard, Savannah, Georgia 31408, by calling (912) 236-1561 or by contacting our Investor Relations department at CitiTrendsIR@icrinc.com.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended February 3, 2024, as filed with the SEC, accompanies this proxy statement. A copy of the Annual Report is available, without charge, upon written request directed to our Secretary at the corporate address set forth above.

Appendix A

AMENDMENT TO THE

CITI TRENDS, INC.

2021 INCENTIVE PLAN

This Amendment to the Citi Trends, Inc. 2021 Incentive Plan (the “Plan”), has been adopted by the Board of Directors and approved by the stockholders of Citi Trends, Inc. (the “Company”), to be effective as of June 20, 2024.

1.	The Plan is hereby amended by deleting the first sentence of Section 5.1 and replacing it with the following:

“Subject to adjustment as provided in Section 5.2 and Section 14.1, (i) the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 650,000, plus the number of shares remaining available for grant under the Prior Plan as of the Effective Date (not to exceed 585,000).”

2.	Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

CITI TRENDS, INC.

By:
Authorized Officer

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000646993_1 R1.0.0.6 CITI TRENDS, INC. ATTN: MICHAEL BUCHSBAUM 104 COLEMAN BLVD SAVANNAH, GA 31408 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/19/2024 for shares held directly and by 11:59 P.M. ET on 06/16/2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/19/2024 for shares held directly and by 11:59 P.M. ET on 06/16/2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1A Jonathan Duskin 1B David Heath 1C Margaret L. Jenkins 1D Michael Kvitko 1E Charles Liu 1F David N. Makuen 1G Cara Sabin 1H Peter R. Sachse 1I Kenneth D. Seipel The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. An advisory vote to approve, on a non-binding basis, the compensation of our named executive officers as set forth in the proxy statement. 3 Vote to approve an Amendment to the 2021 Incentive Plan to increase the number of shares available for grant. 4. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2025. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000646993_2 R1.0.0.6 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, and 2023 Annual Report/Form 10-K are available at www.proxyvote.com CITI TRENDS, INC. Annual Meeting of Stockholders June 20, 2024 9:00 AM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) David N. Makuen and Peter R. Sachse, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CITI TRENDS, INC. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 09:00 AM EDT, on June 20, 2024, at www.virtualshareholdermeeting.com/CTRN2024 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side